SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:
   / / Preliminary Proxy Statement
   / / Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

   /X/ Definitive Proxy Statement
   /X/ Definitive Additional Materials
   / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Noise Cancellation Technologies, Inc.
               (Name of Registrant as Specified in Its Charter)
          ---------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   /X/ No fee required.
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
   (Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

(5) Total fee paid:
-------------------------------------------------------------------------------
/  /  Fee paid previously with preliminary materials.
-------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
-------------------------------------------------------------------------------
(2) Form, schedule or registration statement no.:
-------------------------------------------------------------------------------

(3) Filing party:
-------------------------------------------------------------------------------

(4) Date filed:
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


                    NOISE CANCELLATION TECHNOLOGIES, INC.
                       1025 West Nursery Road Suite 120
                          Linthicum, Maryland 21090
                               ---------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON OCTOBER 20, 1998
                               ---------------

To the Stockholders of NOISE CANCELLATION TECHNOLOGIES, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Tuesday, October 20, 1998, at 3:00 P.M., for the following purposes:

   1.To elect six directors for the year following the Meeting or until their successors are elected.

   2.To  approve  the  amendment  of  the  Company's  Restated   Certificate  of
     Incorporation to change the name of the Company to "NCT Group, Inc."

   3.To  approve  the  amendment  of  the  Company's  Restated   Certificate  of
     Incorporation to increase the number of shares of common stock authorized thereunder from 185,000,000 shares to 255,000,000 shares.

   4.To  approve  the  adoption  of  an  amendment  of  the  Noise  Cancellation
     Technologies, Inc. Stock Incentive Plan (the "1992 Plan").

   5.To approve a plan granting options to purchase common stock of the Company to two non-employee directors.

   6.To ratify  the  appointment  of Richard  A.  Eisner &  Company,  LLP as the
     Company's independent auditors for the fiscal year ending December 31, 1998.

   7. To transact such other business as may properly come before the Meeting.

   Only stockholders of record at the close of business on September 21, 1998 are entitled to notice of and to vote at the Meeting or at any adjournment thereof.

JOHN B. HORTON
Secretary

Linthicum, Maryland
September 24, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY STOCKHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                    NOISE CANCELLATION TECHNOLOGIES, INC.
                       1025 West Nursery Road Suite 120
                          Linthicum, Maryland 21090
                               ---------------

                               PROXY STATEMENT
                               ---------------

                SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about September 24, 1998, to all stockholders of record at the close of business on September 21, 1998, in connection with the solicitation by the Board of Directors of Proxies for the Annual Meeting of Stockholders (the "Meeting") to be held on October 20, 1998. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on all matters presented at the Meeting in accordance with the instructions given thereon by the person executing such Proxy or, in the absence of specific instructions, will be voted in favor of each of the proposals indicated on such Proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

Revocability

Any stockholder may revoke his or her Proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary, by delivery of a subsequently dated Proxy, or by attending the Meeting and voting in person.

Voting

The total number of shares of common stock of the Company outstanding as of September 21, 1998, was 151,866,940. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only stockholders of record as of the close of business on September 21, 1998, will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 75,933,470 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve each of the two amendments of the Company's Restated Certificate of Incorporation. The affirmative vote of a plurality of the shares of common stock present and voting in person or by proxy at the Meeting is required to elect directors and the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve the adoption of the amendment of the 1992 Plan, to approve the plan granting options to purchase common stock of the Company to two non-employee directors, to ratify the appointment of the Company's independent auditors for the year ending December 31, 1998, and to transact such other business as may properly come before the Meeting. With respect to abstentions, shares are considered present at the Meeting for a particular proposal, but as they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the Meeting for the particular proposal for which the broker withheld authority and, accordingly, will have no effect on the proposals.

A list of stockholders entitled to vote at the Meeting will be available at the Company's offices, 1025 West Nursery Road Suite 120 Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting for examination by any stockholder, and at the Meeting itself.

Election of Directors

Six directors are to be elected at the Annual Meeting of Stockholders to serve until the next Annual Meeting of Stockholders of the Company and until their successors are elected and qualified. Proxies not marked to the contrary will be voted in favor of the election of each named nominee.

Information Concerning Nominees

The following table sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates:

                                 Positions and Offices               Director
     Name             Age   Presently Held with the Company            Since
     ----             ---   -------------------------------          --------
  Jay M. Haft          62   Chairman of the Board and Director         1990
  Michael J. Parrella  51   President, Chief Executive Officer         1986
                            and Director
  John J. McCloy II    60   Director                                   1986
  Sam Oolie            61   Director                                   1986
  Stephan Carlquist    42   Director                                   1997
  Morton Salkind       65   Director                                   1997

Jay M. Haft currently serves as Chairman of the Board of Directors of the Company. He served as President of the Company from November 1994 to July 1995. He is also a Director of the Company's subsidiary, NCT Audio Products, Inc. ("NCT Audio"), a position which he has held since August 25, 1997. Mr. Haft is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is also a Director of numerous other public and private corporations, including Robotic Vision Systems, Inc.
(OTC),  Extech,  Inc. (OTC),  Encore Medical  Corporation (OTC),  Viragen,  Inc.
(OTC), PC Service Source, Inc. (OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), Thrift Management, Inc. (OTC) and Conserver Corporation of America (OTC). He serves as Chairman of the Board of Extech, Inc. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wofsey, Certilman, Haft et al (1966-1988). He is a member of the Florida Commission for Government Accountability to the People, a National Vice-President of the Miami Ballet and a Director of the Concert Association of Florida.

Michael J. Parrella currently serves as President and Chief Executive Officer and as a Director of the Company. He was elected President and Chief Operating Officer of the Company in February 1988 and served in that capacity until November 1994. From November 1994 to July 1995 Mr. Parrella served as Executive Vice President of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella also serves as President and a Director of NCT Audio, positions to which he was elected on September 4, 1997, and August
25, 1998, respectively. He was also Chairman of the Board of Environmental Research Information, Inc., an environmental consulting firm, from December 1987 to March 1991.

John J. McCloy II currently serves as a Director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as its Chairman of the Board from September 1986 to November 1994. Additionally, he served as Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a Director of NCT Audio, on November 14, 1997, and currently serves as a Director of that company. Since 1981, he has also been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is also a director of American University in Cairo, the Sound Shore Fund, Inc., and the Atlantic Council.

Sam Oolie currently serves as a Director of the Company. Mr. Oolie also serves as a Director of NCT Audio, a position to which he was appointed on September 4, 1997. He is Chairman and Chief Executive Officer of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products, and has held that position since August 1995. He is also Chairman of Oolie Enterprises, an investment company, and has held that position since July 1985. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He has also been a director of CFC Associates, a venture capital partnership, since January 1984.

Stephan Carlquist was elected as a Director of the Company on July 14, 1997, and currently serves as a Director of the Company. Mr. Carlquist also serves as a Director of NCT Audio, a position to which he was appointed on November 14, 1997. He is President of ABB Financial Services, Inc. (USA), one of four business segments in the ABB Group and has held that position since May 1993. Mr. Carlquist is also President of ABB Treasury Center (USA), Inc. and has held that position since June, 1990. From April, 1988 to 1990, he was the Executive Vice President of ABB World Treasury Center, Zurich, and from April, 1986 to
April,  1988  he was  the  President  of  the  Geneva  branch  of  Asea  Capital
Corporation. Mr. Carlquist joined Asea AB in September, 1983, as Manager, International Cash Management and served in that capacity until April, 1986. From February, 1981, to April, 1983, he was employed as a Foreign Exchange/Cash Manager at Atlas Copco AB. Mr. Carlquist serves as a member of the following
Boards: ABB Financial Services, Inc., ABB Treasury Center USA, Inc., ABB Treasury Center (Canada), ABB Treasury Center (Brazil), ABB Project & Trade Finance, Inc., ABB Investment Management Corporation, ABB Credit, Inc., Sirius Americas Corporation, ABB Industrial Systems, Inc., SUSA, Inc., and Swedish-American Chamber of Commerce, New York.

Morton Salkind currently serves as a Director of the Company. Mr. Salkind was elected as a Director of NCT Audio on September 4, 1997, and currently also serves as a Director of that subsidiary. Formerly he served as a New Jersey State Lottery Commissioner for five years. This followed previous elective and appointive offices at the state, county and municipal levels. Mr. Salkind is currently retired.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that, during the period from January 1, 1997, to December 31, 1997, all filing requirements applicable to its officers, directors, and greater than 10%
stockholders were complied with, except that Morton Salkind and Stephan Carlquist each filed a Form 3 late and Sam Oolie and Jay Haft each filed a Form 5 late.

Information Concerning the Board

The Board of Directors of the Company held thirteen meetings (not including six actions by unanimous written consent) during the fiscal year ended December 31, 1997. Other than Messrs. McCloy, Carlquist and Salkind, no incumbent director during such time was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period of his incumbency in such fiscal year; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during such period.

The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on July 17, 1996, and reappointed on June 19, 1997, and is composed of Messrs. Haft and Parrella. The Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1997, the Executive Committee acted in the place and stead and on behalf of a Chief Executive Officer until June 19, 1997, when Mr. Parrella was elected Chief Executive Officer of the Company. During the fiscal year ended December 31, 1997, the members of the Executive Committee conferred with each other not less frequently than once each week.

The Compensation Committee, which was appointed by the Board of Directors on April 10, 1997, reviews and determines the compensation policies, programs and procedures of the Company as they relate to the Company's senior management and is composed of Messrs. Haft, McCloy, and Oolie. During the period between January 1, 1997, and April 10, 1997, the authority and responsibilities of the Compensation Committee resided in the Board of Directors. Matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company and in this regard to establish and provide for the administration of plans under which any of the same may be granted or issued are determined by the Board of Directors. During the period of its existence in the fiscal year ended December 31, 1997, the Compensation Committee held no meetings.

The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy and Oolie held two meetings during the fiscal year ended December 31, 1997.

The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions which are made in writing to the Company's Chairman of the Board of Directors.


Directors' Fees, Restricted Stock and Stock Options

None of the Company's directors received any fees for his services as a director during 1997, except as follows. Under the 1992 Plan, each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company. Such restricted shares are granted to each non-employee director upon his or her initial election to the Board and upon each subsequent election. All of such restricted shares are made subject to a restrictive period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. On July 19, 1997, 5,000 restricted shares were granted to each of Messrs. McCloy, and Oolie, pursuant to the 1992 Plan. All new non-employee directors are granted stock options for 75,000 shares of the Company's common stock as an inducement to become members of the Board of Directors. Such grants will be made upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant. Such options will vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election. Upon their appointment to the Board of Directors on July 14, 1997, Messrs. Carlquist and Salkind were each granted such an option to purchase 75,000 shares of common stock together with 5,000 of such restricted shares of common stock pursuant to the 1992 Plan. In addition, Messrs. McCloy and Oolie were each granted options, subject to stockholder approval, to purchase 50,000 shares of common stock on May 2, 1997, pursuant to an informal plan included within resolutions adopted by the Board of Directors. Stockholder approval of such grants to Messrs. McCloy and Oolie will be sought at the Meeting as further described below.


              AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                      TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "NCT Group, Inc." The Board believes such action to be in the best interests of the Company in light of the Company's increased involvement with technologies and products in fields other than active noise cancellation. The Board also believes this change is consistent with the Company's organizational structure comprised of four strategic business units, each of which is focused on commercialization of certain of the Company's technologies within particular fields of use and industries.

The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.

        AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
                          AUTHORIZED CAPITALIZATION

The Board of Directors has approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock, par value $.01 per share, which the Company shall be authorized to issue, from 185,000,000 to 255,000,000. As of the record date, the Company had outstanding 151,866,940 shares of common stock and had reserved an additional 23,783,244 shares of common stock for issuance upon the conversion of the Company's Series C Convertible Preferred Stock and the exercise of options and warrants. The Board believes such action to be in the best interest of the Company so as to make additional shares of common stock available for the increase in the number of shares of common stock covered by the 1992 Plan pursuant to the amendment of the 1992 Plan described below and for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Other than as described below, the Company does not have any plans, arrangements or understandings for the issuance of any of such additional shares.

The Company plans to reserve 1,250,000 shares of such additional shares for issuance upon the exercise of certain options previously granted under the 1992 Plan whose shares of common stock reserved for issuance upon their exercise were unreserved by the Company to make shares of common stock available for issuance in a private placement as part of the consideration payable for the acquisition by the Company of rights to certain intellectual property owned by another company.

If the stockholders approve the amendment to the Company's Restated Certificate of Incorporation (the "Amendment") increasing the authorized common stock from 185,000,000 shares of such stock to 255,000,000 shares, upon the requisite filing of the Amendment with the Secretary of State of the State of Delaware (the "Filing"), the Company will reserve 20,000,000 of such newly authorized shares for issuance upon the grant of awards of restricted shares of common stock and upon the exercise of options to purchase common stock granted under the 1992 Plan.

The Company recently raised $6,000,000 by means of a private placement of 6,000 shares of a new series of convertible preferred stock of the Company (the "New Preferred Stock"). The New Preferred Stock was issued at a discount of 5% of its stated value and, if the stockholders approve the Amendment, will be convertible into shares of the Company's common stock after the earliest of: (i) ninety (90) days after issuance, (ii) five (5) days after the date on which a registration statement covering such common stock achieves a "no-review" status from the Securities and Exchange commission, or (iii) the date on which such registration statement is declared effective by the Commission. The number of shares of the Company's common stock to be issued upon conversion of the New Preferred Stock will be based upon the length of time the New Preferred Stock is held prior to conversion as well as the greater of 80% of (i) $0.625 or (ii) the five (5) day average closing bid price of the Company's common stock immediately prior to the conversion date. It is anticipated that the number of shares of common stock issuable upon conversion of such 6,000 shares of the New Preferred Stock will not exceed 12,500,000 shares of the Company's common stock. The proceeds from the private placement of the New Preferred Stock will be used in connection with the re-purchase by the Company of up to 10,000,000 shares of the Company's issued and outstanding common stock and, to the extent not so used, for other corporate purposes.

In partial consideration for services rendered by the placement agent for the New Preferred Stock offering described in the preceding paragraph, the Company agreed to grant such agent a warrant to purchase up to 300,000 shares of the Company's common stock exercisable for a period of five (5) years from the date the stockholders approve the Amendment at a price equal to the closing bid price of the Company's common stock on the date of grant.

The Company's subsidiary, NCT Audio recently raised $6,000,000 by means of a private placement of a series of convertible preferred stock (the "NCT Audio Preferred Stock") the proceeds of which are to be used in connection with acquisitions which NCT Audio intends to make. In the event the common stock of NCT Audio into which the NCT Audio Preferred Stock is convertible is not publicly traded by December 31, 1998, the holders of the NCT Audio Preferred Stock will be given the right to exchange the NCT Audio Preferred Stock for an equivalent stated value of the Company's New Preferred Stock. Under the terms of the New Preferred Stock referred to above and provided the stockholders approve the Amendment, up to 12,500,000 additional shares of the Company's common stock will be issuable upon the conversion of the New Preferred Stock received in exchange for the NCT Audio Preferred Stock.

The Company recently acquired approximately ninety percent (90%) of the issued and outstanding common stock of Advancel Logic Corporation ("Advancel") pursuant to a stock purchase agreement dated as of August 21, 1998 (the "Stock Purchase Agreement") among the Company, Advancel and certain shareholders of Advancel (the "Advancel Shareholders"). The consideration for the acquisition of the Advancel common stock consisted of an initial payment of 1,786,991 shares of the Company's authorized and unissued common stock together with future payments, payable in cash or in common stock of the Company at the election of the Advancel Shareholders (individually, an "earnout payment" and collectively, the "earnout payments") based on Advancel's earnings before interest, taxes, depreciation and amortization (as defined in the Stock Purchase Agreement) for each of the calendar years 1999, 2000, 2001 and 2002 (individually, an "earnout year" and collectively, the "earnout years"). While each earnout payment may not be less than $250,000 in any earnout year, there is no maximum earnout payment for any earnout year or for all earnout years in the aggregate. To determine the number of shares of the Company's common stock issuable in connection with an earnout payment, each earnout payment is to be calculated using the average of the closing prices of the Company's common stock for each of the twenty (20) business days following the 21st day after the release of Advancel's audited year-end financials for an earnout year. At that time, Advancel Shareholders will elect to receive payment in cash or common stock of the Company. At the present time, it is not known whether the Advancel Shareholders will elect to receive their earnout payments in cash or in common stock of the Company, and the Company is not able to determine what the earnings of Advancel will be in the earnout years. It is also not possible for the Company to predict what the average closing price of the Company's common stock will be for the twenty (20) business day period applicable with respect to calculations relating to any of the earnout years. Therefore, the Company is not able to make a meaningful estimate of the number of the additional shares of the Company's common stock for which authorization is being sought, which would be needed to meet the Company's obligations with respect to the earnout payments.

The Company is holding discussions with the five (5) institutional investors who purchased the 6,000 shares of New Preferred Stock (the "Investors") concerning the issuance by means of a private placement to the Investors of up to 7,625 additional shares of New Preferred Stock upon the Company's increase in the total number of shares constituting the New Preferred Stock series. Of this amount, 2,125 shares would be issued in exchange for 1,700 shares of the Company's Series C Convertible Preferred Stock which under the terms of their issuance are presently convertible into up to 3,400,000 shares of the Company's common stock, all of which are registered for resale and are freely tradable. 1,500 of such 7,625 shares of the New Preferred Stock would be exchanged for 2,061,018 shares of the Company's common stock held by the Investors and approximately $200,000 cash. The remaining 4,000 shares of such shares of the New Preferred Stock would be issued for $4,000,000 cash (100% of stated value). The proceeds from the private placement of these 4,000 shares of New Preferred Stock may be used for the repurchase by the Company of up to 8,000,000 shares of the Company's issued and outstanding common stock and, to the extent not so used, for other corporate purposes. The number of shares of the Company's common stock to be issued upon the conversion of these additional 7,625 shares of New Preferred Stock will be determined in the same manner as described above. It is anticipated that the number of shares of common stock issuable upon conversion of such 7,625 shares of New Preferred Stock will not exceed 16,000,000 shares. No agreement has been reached with the Investors, and it is possible that the Investors may purchase fewer additional shares of New Preferred Stock than is anticipated. The Company may also determine to use the proceeds from the private placement for any or all additional shares of New Preferred Stock for general working capital and other corporate purposes, and not for the repurchase of any of its common stock or the Company's Series C Convertible Preferred Stock.

The additional shares of common stock to be authorized pursuant to the Amendment may be issued from time to time as the Board of Directors my determine without further action of the stockholders of the Company.

Stockholders of the Company do not currently possess, nor upon the adoption of the Amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any securities of the Company.

The affirmative vote of the holders of a majority of all the outstanding shares of Common Stock of the Company is required for approval of this proposal. The Board of Directors recommends a vote FOR such proposal.

                  ADOPTION OF AN AMENDMENT TO THE 1992 PLAN

On October 6, 1992, the Company adopted, subject to stockholder approval, the 1992 Plan, under which options to purchase shares of the Company's common stock were granted to officers, employees and certain directors of the Company in consideration and recognition of the rights those persons forfeited as a result of the cancellation of the Company's stock appreciation rights program and the forfeiture of stock options by certain officers and employees agreed to by such persons in the furtherance of the Company's efforts to conclude a private placement of shares of the Company's common stock with various institutional and other qualified investors by the end of August 1992. On April 14, 1993, the Option Committee of the Board of Directors amended the 1992 Plan, subject to stockholder approval, to provide ongoing benefits to officers, employees and non-employee directors of the Company in a manner which would enhance the Company's ability to attract and retain the services of qualified executives, employees and directors while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders. On May 27, 1993, the stockholders approved the 1992 Plan as adopted on October 6, 1992, and amended on April 14, 1993.

On November 8, 1995, the Option Committee amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the 1992 Plan from 6,000,000 to 10,000,000 shares and to add to those persons who are eligible to participate under the 1992 Plan, active consultants to the Company. The purpose of the amendment was to enable the Company to continue in the future to provide benefits to officers, employees, non-employee directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders.

On January 15, 1998, the Board of Directors amended the 1992 Plan, subject to stockholder approval, to (i) increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon exercise of stock options granted under the 1992 Plan from 10,000,000 shares to 30,000,000 shares, (ii) provide that the 1992 Plan be administered by the Board of Directors or a committee appointed by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee of the Board of Directors,
(iii) provide that non-employee directors of the Company be eligible to be participants under the 1992 Plan together with employees and active consultants of the Company, (iv) provide that the provisions under the 1992 Plan providing for grants of awards of restricted common stock and options to purchase common stock to non-employee directors according to an automatic formula be deleted from the 1992 Plan, and (v) provide for such other technical and administrative amendments as may be deemed necessary or advisable by the Chief Financial Officer or by the General Counsel of the Company. In order to effect the increase in the aggregate number of shares of common stock reserved for issuance under the 1992 Plan as described in clause (i) of the preceding sentence the stockholders must have approved the amendment to the Company's Restated Certificate of Incorporation described above. The purpose of the amendment to the 1992 Plan was to enable the Company to continue in the future to provide benefits to officers, employees, directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make the maximum contribution towards the Company's success and aligning their interests with those of the Company's stockholders and to effect certain administrative and procedural changes deemed appropriate in light of recent changes to Rule 16b-3 under the Exchange Act eliminating the need for stock-based plans to provide grants to non-employee directors only in accordance with a predetermined automatic formula set forth in the plan.

The material ongoing features of the 1992 Plan, as amended, include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of restricted stock and grants of options to purchase shares of the Company's common stock is 30,000,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 10,000,000 shares to 30,000,000 shares.

o The 1992 Plan is administered by the Board of Directors or by a committee approved by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee (the "Administrator"). The amendment for which stockholder approval is being sought added the requirement that the directors appointed to such committee be non-employee directors.

o The 1992 Plan authorizes the granting of options which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended) and restricted stock awards.

o The shares of common stock covered by the 1992 Plan may be either treasury shares or authorized but unissued shares. If any option granted under the 1992 Plan expires or terminates without having been exercised in full or any restricted stock award is forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted stock award may be used again for new grants under the 1992 Plan.

o There is no maximum number of shares that can be allowed to one participant in any grant of non-statutory options or restricted stock awards, but the aggregate fair market value of the shares, at the time of grant, with respect to which options intended to be incentive stock options are exercisable for the first time by a participant in any calendar year may not exceed one hundred thousand ($100,000.00) dollars.

o The persons who are eligible to participate under the 1992 Plan ("Participants") include executive officers (currently 7 persons), non-employee directors (currently 4 persons), non-executive officer employees (currently 83 persons) and persons retained by the Company for consulting services (currently 5 persons). The amendment for which stockholder approval is being sought added non-employee directors as persons who are eligible to participate under the 1992 Plan and eliminated provisions mandating that non-employee directors were only eligible to receive options and restricted stock awards in accordance with the formulas set forth in the 1992 Plan.

o The exercise price for all of the options to be granted under the 1992 Plan is to be not less than the market value of a share of the Company's common stock on the date of the grant of the option.

o Any grant of an option or restricted stock award under the 1992 Plan must be made no later than May 27, 2003, ten (10) years from the date the 1992 Plan originally was approved by the stockholders.

o The 1992 Plan provides for adjustments in the number of shares subject to the 1992 Plan and other relevant provisions in the event of a stock split, merger or similar occurrence.

o The Administrator, in its discretion, may determine the provisions of the options granted under the 1992 Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; the form of consideration, including cash, shares of common stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability or other termination of employment; and other provisions consistent with the terms of the 1992 Plan and applicable law.

o The Administrator may determine the term of each option granted but no option may be exercised after the expiration of ten (10) years from the date it is granted.

o Options may be granted under the 1992 Plan on such terms and conditions as the Administrator considers appropriate which may differ from those provided in the 1992 Plan where such options (substitute options) are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Company or a subsidiary of the Company.

o All new non-employee directors are granted stock options for 75,000 shares of the Company's common stock upon a new director's initial election to the Board of Directors at an exercise price equal to the market value of the Company's common stock on the date of grant, such option to vest as to 25,000 shares on the date of initial election to the Board of Directors and 25,000 shares on each of the first and second anniversaries of such election. The amendment for which stockholder approval is being sought eliminates this automatic grant to non-employee directors.

o Each non-employee director of the Company is granted 5,000 restricted shares of the Company's common stock each year for service as a director of the Company, such grants to be made upon a director's initial election to the Board and upon each subsequent election with all such restricted shares subject to a restrictive period of three (3) years from the date of grant during which such shares may not be transferred or encumbered. The amendment for which stockholder approval is being sought eliminates this automatic grant to non-employee directors.

o The Administrator may grant restricted stock awards of shares of the Company's common stock to any other Participant under the 1992 Plan. The Administrator in its discretion may determine the provisions of grants of restricted stock awards including the time at which such awards become non-forfeitable and fully transferable, the terms of forfeiture, the entitlement of grantees to vote the shares and receive dividends paid thereon and any other provisions consistent with the terms of the 1992 Plan and applicable law.

o The Administrator may at any time or times amend the 1992 Plan provided that, except as required by adjustments in the case of changes in capitalization, no such amendment shall without the approval of the stockholders of the Company: (i) increase the maximum number of shares of common stock for which options or restricted stock awards may be granted under the 1992 Plan; (ii) reduce the price at which options may be granted below the price described above; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which options or restricted stock awards may be granted; (v) extend the period during which an outstanding option may be exercised beyond the maximum period provided for under the 1992 Plan; (iv) materially increase in any other way the benefits accruing to Participants; (vii) change the class of persons eligible to be Participants, or (viii) disqualify an optionee or grantee under the 1992 Plan that is a member of the Option Committee from being a "disinterested administrator" (as defined for the purposes of Rule 16b-3 (or any successor rule) under the Exchange Act) of the 1992 Plan or of any other stock-based employee benefit plan of the Company. The 1992 Plan provides that the formula setting the amount of options and restricted stock awards to which a non-employee director may be entitled may not be amended more than once every six (6) months. The amendment for which stockholder approval is being sought will eliminate the limitations described in the preceding sentence and in clause (viii) because recent amendments to Rule 16b-3 under the Exchange Act made them no longer necessary. The following table sets forth certain additional details concerning the 1992 Plan:

                               New Plan Benefits
               As Added by Amendment for Which Approval is Sought

                                                      Added by Amendment Adopted
                                                         January 15, 1998 (1)
                                                      --------------------------
                                                                       Number
     Name                        Position(2)              Value (3)   of Units
     ----                        -----------              ---------   --------
Michael J. Parrella (4)   President, Chief Executive     $7,406,250   7,500,000
                          Officer and a Director
Jay M. Haft (4)           Chairman  of the Board of         635,960     700,000
                          Directors
Irene Lebovics            Senior Vice President and       1,031,300   1,000,000
                          President, NCT Headset Division
Stephen J. Fogarty (5)    Senior Vice President and
                          Chief Financial Officer
Cy E. Hammond (5)         Senior Vice President and         309,388     325,000
                          Chief Financial Officer
John B. Horton            Senior Vice President,            154,693     175,000
                          General Counsel and Secretary
Executive Group (6)                                       9,795,416   9,950,000
Non-Executive Director                                      637,500     600,000
Group (7)
Non-Executive Officer                                     1,103,491   1,070,000
Employee Group (8)
Active Consultant Group (9)                                 525,963     510,000

(1) The table includes grants under the 1992 Plan on October 6, 1997, January 15, 1998, and February 14, 1998, which become exercisable in the event the adoption of the amendment of the 1992 Plan is approved by the stockholders at the Meeting. Options granted to participants other than non-executive directors are subject to incremental limitations on vesting and exercisability for periods of up to five years from the date of grant.

(2)  Named executive officers are those for the 1997 fiscal year.

(3) The value per unit in the case of options equals the exercise price of the options, the fair market value on the date of grant. The fair market value of the Company's common stock was $0.6875 on October 6, 1997, $1.0625 on January 15, 1998, and $1.0313 on February 14, 1998.

(4) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr Parrella was elected Chief Executive Officer on June 19, 1997.

(5) Mr. Fogarty resigned as Senior Vice President and Chief Financial Officer on April 24, 1997, and Mr. Hammond was elected to those offices on September 4, 1997.

(6) 7 persons on February 14, 1998.

(7) 4 persons on February 14, 1998.

(8) 72 persons on February 14, 1998.

(9) 5 persons on February 14, 1998.

Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the 1992 Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participant disposes of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of : (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

The Board of Directors recommends a vote FOR approval of the adoption of the amendment of the 1992 Plan described above.

                             GRANT OF OPTIONS TO
                            NON-EMPLOYEE DIRECTORS

On May 2, 1997, the Board of Directors adopted resolutions implementing an informal plan granting, subject to the approval of the stockholders of the Company, each of the Company's two (2) non-employee directors an option to purchase 50,000 shares of the common stock of the Company at $0.2656 per share, the fair value of the Company's common stock on the date of grant, in recognition of the efforts of those directors in connection with past services to the Company including its successful conclusion of a recently completed cross-license agreement. Certain members of the Company's senior management and the Chairman of the Board of Directors had been granted options for similar reasons under the 1992 Plan which, by its terms, prohibited the grant of options to non-employee directors except under the specific formula set forth in the Plan upon a new director's first election to the Board of Directors.

The material features of the foregoing plan include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of options to purchase shares of the Company's common stock is 100,000 shares.

o  The plan is administered by the Board of Directors.

o The persons who are eligible to participate under the plan are limited to the Company's then two (2) non-employee directors, Messrs. McCloy and Oolie.

o The exercise price of the options granted under the plan is the market value of the shares of the Company's common stock on the date of grant of the option.

o In order to comply with the rules of The Nasdaq Stock Market, Inc., the grant of the options under the plan is subject to the approval of the Company's stockholders.

The following table sets forth certain additional details concerning the Plan.

                                   New Plan Benefits

                                                    Implemented by Resolution
                                                     Adopted May 2, 1997 (1)
                                                                       Number
  Name (2)                       Position             $ Value (3)     of Units
  --------                       --------             -----------     --------

 Michael J.Parrella (4)  President, Chief Executive            -            -
                         Officer and a Director
 Jay M. Haft (4)         Chairman of the Board of              -            -
                         Directors
 Irene Lebovics          Senior Vice President and             -            -
                         President, NCT Headset
                         Division
 Stephen J. Fogarty (5)  Senior Vice President and             -            -
                         Chief Financial Officer
 Cy E. Hammond (5)       Senior Vice President and             -            -
                         Chief Financial Officer
 John B. Horton          Senior Vice President,                -            -
                         General Counsel and Secretary
 Executive Group (6)                                           -            -
 Non-Executive Director                                   26,560      100,000
   Group (7)
 Non-Executive Officer                                         -            -
   Employee Group (8)
 Active Consultant                                             -            -
   Group (9)

(1) The table includes grants under the informal plan implemented by resolution adopted by the Board of Directors on May 2, 1997, which grants were subject to the approval of the stockholders at the Meeting.

(2)  Named executive officers are those for the 1997 fiscal year.

(3) The value per unit equals the exercise price of the options, the fair value on the date of grant. The fair market value of the Company's common stock was $0.2656, on May 2, 1997, the date of grant.

(4) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17, 1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr Parrella was elected Chief Executive Officer on June 19, 1997.

(5) Mr. Fogarty resigned as Senior Vice President and Chief Financial Officer on April 24, 1997, and Mr. Hammond was elected to those offices on September 4, 1997.

(6) 0 persons on May 2, 1997.

(7) 2 persons on May 2, 1997.

(8) 0 persons on May 2, 1997.

(9) 0 persons on May 2, 1997.

The Federal Income Tax aspects of the options granted under the plan are as set forth above under "Adoption of an Amendment to the 1992 Plan".

The Board of Directors recommends a vote FOR approval of the grant of the options to Messrs. McCloy and Oolie described above.

                             INDEPENDENT AUDITORS

Independent Accountants for 1998

The Board of Directors, upon the recommendation of its Audit Committee, has selected Richard A. Eisner & Company, LLP to audit the accounts of the Company for the fiscal year ending December 31, 1998. Such firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company. The Company's Audit Committee is composed of Messrs. McCloy and Oolie and has responsibility for recommending the selection of auditors.

Richard A. Eisner & Company, LLP was appointed by the Board of Directors to audit the accounts of the Company for the fiscal year ended December 31, 1997.

Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Annual Meeting of Stockholders. Such persons will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Richard A. Eisner & Company, LLP as independent auditors.

                            EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

As previously reported, at the conclusion of the Annual Meeting of Stockholders on July 17, 1996, Mr. Haft resigned as Chief Executive Officer of the Company and was appointed Chairman of the Board of Directors. The Board of Directors designated an Executive Committee comprised of Messrs. Haft and Parrella with Mr. Haft acting as the Chairman of the Committee. The Board of Directors granted the Executive Committee the power and authority to act in the place of the Chief Executive Officer during the existence of a vacancy in that office. At the conclusion of the Annual Meeting of Stockholders on June 19, 1997, Mr. Parrella was re-elected President and was elected Chief Executive Officer of the Company.

Mr. Parrella's salary for 1997 was continued at the rate of $120,000 per year. As reported in last year's Compensation Committee Report, on May 8, 1995, the Compensation Committee, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the ongoing restructuring program, awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Any such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, the above noted percentage bonus arrangement was extended indefinitely until modified or terminated by the Board of Directors. Mr. Parrella was paid a bonus of $243,058 under this percentage bonus arrangement during 1997. On January 22, 1997, the Board of Directors, subject to the approval of the stockholders, extended the expiration dates of warrants held by Mr. Parrella to purchase 862,500 shares of the Company's common stock , in the aggregate, at the price of $.75 per share from December 31, 1997 to December 31, 1999 and extended the expiration dates of options to purchase 250,000 shares of common stock at the price of $.50 per share from February 26, 1997 to February 26, 1999. In conjunction with this action by the Board of Directors (the "1/22/97 Extension Resolutions") the expiration dates of similar warrants and options held by other officers and directors and non-officer employees of the Company were also extended for two years. The fair value of the Company's Common Stock on January 22, 1997 was $.50 per share. The Company's stockholders approved the extension of such expiration dates at the Annual Meeting of Stockholders held on June 19, 1997. On May 2, 1997, in recognition of Mr. Parrella's efforts related to the cross licensing transaction with Verity Group, plc and the Company's success in completing a profitable first quarter, the Company granted Mr. Parrella under the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "1992 Plan") an option to purchase 450,000 shares of common stock at an exercise price of $0.2656 per share, the fair value of the Company's common stock on the date of grant. On October 6, 1997, in recognition of Mr. Parrella's efforts related to raising $4.0 million in equity capital for the Company's subsidiary, NCT Audio Products, Inc., ("NCT Audio"), the Company granted Mr. Parrella a bonus under the 1992 Plan consisting of an option to purchase 1,500,000 shares of the Company's common stock at the price of $0.6875 per share, the fair value of the Company's Common Stock on the date of grant, such option to expire on December 31, 1997 if a private placement of the remaining $3.0 million of such $4.0 million of NCT Audio's common stock was not completed by that date. Such private placement was completed prior to December 31, 1997. In addition, this option does not become exercisable until the date on which the Company's stockholders approve an increase in the number of shares of the Company's common stock covered by the 1992 Plan by an amount sufficient to provide, within the 1992 Plan, shares of common stock to be issued upon the exercise of such option. In addition, in 1997, Mr. Parrella received a $15,348 annual automobile allowance and the Company paid the $5,218.00 annual premium for a $2.0 million personal life insurance policy on his behalf.

Mr. Haft's salary as Chairman of the Board of Directors was at the annual rate of $52,638 for 1997. In addition, the expiration dates of options to purchase 218,500 shares of the Company's common stock at an exercise price of $.75 per share were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions described above. Mr. Haft was also granted an option to purchase 75,000 shares of the Company's common stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grants described above and was granted a further option to purchase 250,000 shares of the Company's common stock at an exercise price of $0.6875 per share in connection with the October 6, 1997 option grants also described above.

The base salary of Mr. Hammond who was promoted from the office of Vice President, Finance to Senior Vice President, Chief Financial Officer on September 4, 1997, was established at $94,000 which was the same as his salary for 1996. In addition, in recognition of Mr. Hammond's increased responsibilities, and his efforts in connection with the Company's private placement of $13.25 million of convertible preferred stock, Mr. Hammond was awarded a cash bonus of $65,939. In addition, the expiration dates of options to purchase 25,000 shares of the Company's common stock held by Mr. Hammond were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions. Mr. Hammond was granted an option to purchase 50,000 shares of the Company's common stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grants described above and a further option to purchase 75,000 shares of the Company's common stock at an exercise price of $0.6875 per share in connection with the October 6, 1997 option grants, also described above.

The base salary of Mr. Horton, as Senior Vice President, General Counsel and Secretary of the Company was established at $105,000 in 1997, which was the same as his salary rate for 1996. In addition, Mr. Horton was paid a bonus of $50,000 in recognition of his efforts relating to the convertible preferred stock financing. The expiration dates of options to purchase 200,000 shares of the Company's common stock held by Mr. Horton were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions. Mr. Horton was granted an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grants described above and a further option to purchase 75,000 shares of the Company's Common Stock at an exercise price of $0.6875 per share in connection with the October 6, 1997 option grants also described above.

The base salary of Ms. Lebovics, as Senior Vice President and President of NCT Hearing Products, a division of the Company, was established at $105,000 for 1997, which was the same as her salary for 1996. In addition, the expiration dates of options to purchase 201,250 shares of the Company's Common Stock held by Ms. Lebovics were extended from December 31, 1997 to December 31, 1999 under the 1/22/97 Extension Resolutions. Ms. Lebovics was granted an option to purchase 100,000 shares of the Company's common stock at an exercise price of $0.2656 per share in connection with the May 2, 1997 option grant described above.

The base salary of Mr. Fogarty, as Senior Vice President the Chief Financial Officer of the Company during 1997 until his resignation on April 24, 1997 was established at the rate of $105,000 per year for 1997, which was substantially the same as his rate of salary for 1996. Upon his resignation as Senior Vice President and Chief Financial Officer of the Company, Mr. Fogarty was retained as a consultant to the Company and paid a consulting fee for the remainder of 1997 at the same annual rate as his former salary. In addition, Mr. Fogarty was paid a cash bonus of $16,653 and received other cash compensation of $15,986 for a car allowance for 1996 and 1997. Mr. Fogarty was granted an option to purchase 30,000 shares of the Company's common stock at an exercise price of $0.2656 in connection with the May 2, 1997 option grant described above.

Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers (as defined below), the Compensation Committee did not deem it relevant, useful or even feasible to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers, the extent to which they had received previous reductions in overall level of compensation in November of 1994 in connection with the Company's restructuring, the absence, in many instances, of any material increase in salary or other cash compensation for any of the past several years, the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies, an the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                                          THE COMPENSATION COMMITTEE


                                          By:   /s/ JAY M. HAFT, Chairman
                                                /s/ JOHN J. McCLOY II
                                                /s/ SAM OOLIE

Compensation

Set forth below is certain information for the three fiscal years ended December 31, 1997, 1996 and 1995 relating to compensation received by the Company's Chief Executive Officer and all executive officers of the Company other than the Chief Executive Officer (collectively the "Named Executive Officers") whose total annual salary and bonus for the fiscal year ended December 31, 1997, exceeded $100,000 for services rendered in all capacities.

                          SUMMARY COMPENSATION TABLE

                                                                                Securities
                                                                                Underlying
Name and Principal                                            Other Annual   Options/Warrants      All Other
   Position                   Year   Salary($)   Bonus($)    Compensation($)      SARs(#)         Compensation
--------------------------------------------------------------------------------------------------------------

Michael J. Parrella           1997   $120,000    $243,058        $15,348      3,062,500 (2)        $5,218 (3)
 President and                1996    120,000     106,885         15,348        475,000             5,218 (3)
 Chief Executive              1995     90,833      47,168          6,395      1,622,000 (4), (12)       -
 Officer (1)

Jay M. Haft                   1997     52,638           -              -        543,500 (2)             -
 Chairman (1)                 1996     64,000           -              -        200,000                 -
                              1995    110,000           -              -        937,000 (5), (12)       -

Cy E. Hammond                 1997     94,000      65,939              -        150,000 (2)             -
 Sr. Vice President, Chief    1996     94,000           -              -              -                 -
 Financial Officer (6)        1995     92,500           -              -        439,436 (7), (12)       -

John B. Horton                1997    105,000      50,000              -        325,000 (2)             -
 Sr. Vice President, General  1996    116,932 (8)       -              -              -                 -
 Counsel and Secretary        1995     93,101 (8)       -              -        903,834 (9), (12)       -

Irene Lebovics                1997    105,000           -              -        301,250 (2)             -
 Sr. Vice President and       1996    105,000           -              -              -                 -
 President of NCT Hearing     1995     88,000           -              -        658,850 (10), (12)      -
 Products, a div. of
 the Company

Stephen J. Fogarty            1997    105,000      16,653         15,986         30,000                 -
 Sr. Vice President, Chief    1996    105,833           -              -              -                 -
 Financial Officer (6)        1995    104,434      10,083              -        391,400 (11), (12)      -

(1) Mr. Haft was elected Chairman of the Board and relinquished the title of Chief Executive Officer on July 17,1996. Prior thereto, and from November 15, 1994, Mr. Haft served as Co-Chairman of the Board and Chief Executive Officer. From July 17, 1996 to June 19, 1997, the authority and responsibility of the Chief Executive Officer were delegated by the Board of Directors to the Executive Committee consisting of Messrs. Haft and Parrella with Mr. Haft serving as the Committee's Chairman. Mr. Parrella was elected Chief Executive Officer on June 19, 1997.

(2) Refer to "Options and Warrants Granted in 1997" table and the footnotes thereto.

(3) Consists of annual premiums for $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(4) Excludes options and warrants to purchase 1,385,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (12) below, for a net new grant under the Exchange Program and the "1992 Plan", described in footnote (12) below, of 237,000 options and warrants all of which were exercisable at December 31, 1997.

(5) Excludes options and warrants to purchase 585,000 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote
     (12) below, for a net new grant under the Exchange Program and the "Directors Plan", described in footnote (12) below, of 402,000 options and warrants all of which were exercisable at December 31, 1997.

(6) Mr. Fogarty resigned as Senior Vice President and Chief Financial Officer on April 24, 1997, and Mr. Hammond was elected to those offices on September 4, 1997. Services were rendered by Mr. Fogarty as a consultant to the Company for the period July 1, 1997 through December 31, 1997.

(7) Excludes options to purchase 389,436 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan" described in footnote (12) below of 50,000 options all of which were exercisable at December 31, 1997..

(8) Mr. Horton was elected Senior Vice President, General Counsel and Secretary of the Company on May 6, 1996. Services were rendered by Mr. Horton as a consultant to the Company for the period January, 1995 through April, 1996.

(9) Excludes options to purchase 828,834 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan" described in footnote (12) below of 75,000 options all of which were exercisable at December 31, 1997.

(10) Excludes options to purchase 507,600 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan", described in footnote (12) below, of 151,250 options all of which were exercisable at December 31, 1997.

(11) Excludes options to purchase 316,400 shares of the Company's common stock forfeited under the "Exchange Program" described in footnote (12) below, for a net new grant under the Exchange Program and the "1992 Plan", described in footnote (12) below, of 75,000 options all of which were exercisable at December 31, 1997.

(12) On November 8, 1995, the Company received an offer from a Canadian institutional investor to purchase 4,800,000 shares of the Company's common stock at a price of $0.75 per share, the fair market value of such shares on that date. At that time virtually all of the Company's authorized capital of 100,000,000 shares of common stock was issued and outstanding or reserved for issuance upon the exercise of outstanding warrants and options to purchase common stock of the Company. Therefore, in order to make sufficient shares available to effect the sale of 4,800,000 shares of common stock to such investor, the Company adopted a program (the "Exchange Program"), to be partially implemented through the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "1992 Plan") and the Company's Option Plan for Certain Directors (the "Directors Plan") and partially outside such plans, under which all directors, officers, certain active consultants (all of whom were former directors or officers of the Company) and all current employees were given the right to exchange presently owned warrants and options that had shares of common stock reserved for issuance upon their exercise (respectively, "Old Warrants" and "Old Options") for new warrants and options which initially, and until the requisite corporate action was taken to increase the authorized capital of the Company and reserve the required number of shares of common stock for issuance upon their exercise, would not have any shares of common stock reserved for issuance upon their exercise (respectively, "New Warrants" and "New Options"). The exercise price of the New Warrants and New Options was established at $0.75 per share, the fair market value of the Company's common stock on November 8, 1995, the date the Exchange Program was adopted, and exchanges were to be effected starting with the Old Warrants and Old Options having the highest exercise prices and proceeding in descending order of exercise prices until sufficient shares of common stock became available for the Company to implement the sale of common stock to the Canadian investor. If possible, no exchanges were to be made which would involve Old Warrants or Old Options having an exercise price below $0.75 per share, and, in fact, no such exchanges were required. The exercise prices of the Old Warrants and Old Options exchanged for New Warrants and New Options ranged from a high of $5.09 per share to $0.75 per share.

      The New Warrants and New Options became fully vested upon the surrender and forfeiture of Old Warrants and Old Options to purchase a corresponding number of shares (as adjusted in accordance with the foregoing formula in the case of those having a $0.75 per share exercise price). However, the New Warrants and New Options would not become exercisable until: (i) approval by the Company's stockholders of an amendment to the Certificate of Incorporation increasing the authorized capital by an amount of additional shares of common stock at least sufficient to provide the number of shares needed to be reserved to permit the exercise of all New Warrants and New Options, and (ii) the completion of such further corporate action including amendments to the 1992 Plan and the Directors Plan that may be necessary or appropriate in connection with the implementation of the Exchange Program. Such stockholder approval and further corporate action were obtained and completed on July 17, 1996, and August 14, 1996, respectively. The expiration dates of the New Warrants and New Options are the same as the expiration dates of the Old Warrants and Old Options exchanged except that if such expiration date occurred prior to the date on which the New Warrants or New Options become exercisable, the expiration date for such New Warrants or New Options would be ninety (90) days following the date on which such New Warrants and New Options become exercisable. In all other respects, the terms and conditions of the New Warrants and New Options are the same as the terms and conditions of the Old Warrants and Old Options exchanged.

      Under the Exchange Program, 4,800,249 shares of the Company's common stock were made available for issuance to the Canadian institutional investor and it was necessary in order to make the New Warrants and New Options fully exercisable for the Company to take the appropriate corporate action to reserve 5,055,499 shares of the Company's common stock for issuance upon their exercise which action was completed following the above described increase in the Company's authorized capital.

                               Stock Options and Warrants

   The following tables summarize the Named Executive Officers' stock option and warrant activity during 1997.

                          Options and Warrants Granted in 1997




                                     Percent
                                     of Total                                          Potential Realized Value
                      Shares         Options                                           at Assumed Annual
                      Underlying     and                                               Rates of Stock Price
                      Options        Warrants          Exercise                        Appreciation for Option
                      and            Granted to        Price                           and Warrant Term (4)
                      Warrants       Employees         Per          Expiration         ------------------------
  Name                Granted        in 1997           Share        Date                  5%              10%
  ----                ----------     ----------        --------     ----------         --------        --------

Michael J. Parrella   862,500 (1)      13.3%           $0.7500       12/31/99          $ 99,814        $209,398
                      250,000 (1)       3.9%            0.5000       02/26/99            13,473          27,700
                      450,000 (2)       6.9%            0.2656       05/02/04            48,657         113,391
                    1,500,000 (3)      23.1%            0.6875       10/06/04           419,822         978,365

Jay M. Haft           218,500 (1)       3.4%            0.7500       12/31/99            25,286          53,047
                       75,000 (2)       1.2%            0.2656       05/02/04             8,109          18,898
                      250,000 (3)       3.9%            0.6875       10/06/04            69,970         163,061

Cy E. Hammond          25,000 (1)       0.4%            0.7500       12/31/99             2,893           6,070
                       50,000 (2)       0.8%            0.2656       05/02/04             5,406          12,599
                       75,000 (3)       1.2%            0.6875       10/06/04            20,991          48,918

John B. Horton        200,000 (1)       3.1%            0.7500       09/16/00            20,744          43,285
                       50,000 (2)       0.8%            0.2656       05/02/04             5,406          12,599
                       75,000 (3)       1.2%            0.6875       10/06/04            20,991          48,918

Irene Lebovics        201,250 (1)       3.1%            0.7500       12/31/99            23,290          48,860
                      100,000 (2)       1.5%            0.2656       05/02/04            10,813          25,198

Stephen J. Fogarty     30,000 (2)       0.5%            0.2656       05/02/04             3,244           7,559


(1) Expiration dates of the warrants and options to purchase common stock of the Company were extended for an additional two years from the original date of expiration.

(2) Options to purchase these shares were granted pursuant to the 1992 Plan and are currently exercisable.

(3) Options to purchase these shares were granted pursuant to the 1992 Plan and are not exercisable until such time as the Company's stockholders approve an increase in the number of shares of the Company's common stock included in the 1992 Plan.

(4) The dollar amounts on these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price.

                   1997 Aggregated Options and Warrant Exercises and
                      December 31, 1997 Option and Warrant Values

                                                       Number of Shares
                        Number                         Underlying                      Value of Unexercised
                        of                             Unexercised Options             In-the-Money-Options
                        Shares                         and Warrants at                 and Warrants at
                        Acquired                       December 31, 1997               December 31, 1997
                        on            Value        ---------------------------     ---------------------------
     Name               Exercise      Realized     Exercisable   Unexercisable     Exercisable   Unexercisable
     ----               --------      --------     -----------   -------------     -----------   -------------

Michael J. Parrella      449,456      $389,035       2,737,000       1,500,000      $1,401,962        $656,250

Jay M. Haft                    -             -       1,282,000         250,000         587,074         109,375

Cy E. Hammond                  -             -         319,718          75,000         148,018          32,813

John B. Horton                 -             -         539,417          75,000         233,528          32,813

Irene Lebovics                 -             -         592,550               -         282,358               -

Stephen J. Fogarty       263,200        77,640               -               -               -               -


Compensation Arrangements with Certain Officers and Directors

On February 1, 1996, the Compensation Committee awarded Mr. Parrella an incentive bonus equal to 1% of the cash received by the Company upon the execution of the agreement or other documentation evidencing transactions with unaffiliated parties (other than certain parties involved in transactions then in negotiation) or otherwise received at the closing of said transactions which occur subsequent to January 1, 1996.


              COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 1997, the following persons served as members of the Compensation Committee of the Company's Board of Directors: Jay
M. Haft, John J. McCloy, II, and Sam Oolie. Mr. Haft, Chairman of the Committee, during such fiscal year, was Chairman of the Board and an employee of the Company, and was a manager of OnActive Technologies, LLC, a subsidiary of the Company. Mr. Haft served as President of the Company from November, 1994, until July, 1995, and served as its Chief Executive Officer from November, 1994, to July 17, 1996. Mr. Haft has also served as a member of the Board of Directors of the Company's subsidiary, NCT Audio, since August 25, 1997. Messrs. McCloy and Oolie have also served as members of the Board of Directors of NCT Audio since November 14, 1997, and September 4, 1997, respectively.

In October 1990, the Company's Board of Directors authorized the issuance of warrants to acquire 420,000 shares of common stock to each of Messrs. McCloy, Parrella and Oolie and Ms. Lebovics, exercisable through September 30, 1994, at $.375 per share, being the market price of the Company's common stock on the date of such authorization, based upon each such person's commitment to extend his or her personal guarantee on a joint and several basis with the others in support of the Company's attempt to secure bank or other institutional financing, the amount of which to be covered by the guarantee would not exceed $350,000. No firm commitment for any such financing has been secured by the Company and at present no such financing is being sought. However, each of such persons' commitment to furnish said guarantee continues in full force and effect.

In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process, (ii) personal quieting products sold directly to the electric utility industry and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Co-Chairman, and Chief Executive Officer of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. The Company believes that the respective terms of both the establishment of the joint venture with ERI and its termination were comparable to those that could have been negotiated with other persons or entities. During the fiscal year ended December 31, 1997, the Company was not required to make any such payments to ERI under these agreements.

In 1993, the Company entered into three Marketing Agreements with Quiet Power Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of Common Stock at $3.00 per share. The last sale price for the Common Stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of Common Stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the Common Stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1994, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew. During the fiscal year ended December 31, 1997, the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1997, the Company made no payments to QSI for project management services.

In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances include NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 and as provided in the May 1995 letter agreement. In addition the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

As of June 30, 1998, QSI has paid all installments due and payable for the exclusivity fee and owes the Company $150,000 which was due on January 1, 1998, and is fully reserved. Other than as described above, QSI owes no other amounts to the Company. The Company has been informed by QSI that QSI's failure to pay such $150,000 is attributable to a shortage of cash and other liquid assets.

The Company believes that the terms of its agreements with QSI are comparable to those that it could have negotiated with other persons or entities.

PERFORMANCE GRAPH

Note:  The  stock  price   performance  shown  on  the  graph  below  is  not
       necessarily indicative of future price performance.


                     Noise Cancellation Technologies, Inc.
                             Stock Performance (1)

                               [GRAPHIC OMITTED]

                   12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                   --------  --------  --------  --------  --------  --------
NCT                  $100      $ 78      $ 20      $ 17      $ 11      $ 30

NASDAQ Composite      100       115       112       159       196       240
Index

NASDAQ Electronic     100       137       152       251       435       456
Component Stock
Index (2)


(1)Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1992.

(2)The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of Active Wave Management(TM) technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                     AND MANAGEMENT


The following table sets forth, as of August 26, 1998, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is the holder of 5% or more of the common stock of the Company, each Director, and each Named Executive Officer, and all executive officers and Directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.


                                          Amount and
                                          Nature of              Approximate
                                          Beneficial             Percentage
      Name of Beneficial Owner            Ownership (1)          of Class (1)
      ------------------------            -------------          ------------

Michael J. Parrella                         2,750,333   (2)         1.74%
John J. McCloy                              3,661,591   (3)         2.34%
Jay M. Haft                                 1,282,000   (4)         0.83%
Sam Oolie                                     565,000   (5)         0.36%
Morton Salkind                                 85,000   (6)         0.05%
Stephan Carlquist                             160,000   (7)         0.10%
Irene Lebovics                              1,388,067   (8)         0.89%
Cy E. Hammond                                 319,718   (9)         0.21%
John B. Horton                                559,417  (10)         0.36%
Stephen J. Fogarty                                  -                   -
All Executive Officers and Directors       11,596,126  (11)         7.09%
    as a Group (11 persons)
Carole Salkind                              9,542,143  (12)         6.05%
Her Majesty The Queen,                     11,250,000  (13)         7.83%
    Province of Alberta, Canada

(1) Assumes the exercise of currently exercisable outstanding options or warrants to purchase shares of common stock. The percent of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants shown for that person, but that no other holder of options or warrants has exercised such options or warrants. (Amounts and percentages are as of August 26, 1998 and will be updated to a more recent practicable date in the definitive proxy statement.)

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants and 1,874,500 shares issuable upon the exercise of currently exercisable options. Does not include 7,500,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of an amendment to the 1992 Plan increasing the number of shares of common stock covered by the 1992 Plan (the "1992 Plan Amendment"). The options to purchase 4,000,000 of such shares are subject to further limitations on vesting and exercisability which expire on January 15, 2001.

(3) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants and 900,000 shares issuable upon the exercise of currently exercisable options. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.

(4) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 restricted shares and 1,053,500 shares issuable upon the exercise of currently exercisable options. Does not include 700,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 360,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.

(5) Includes 25,000 restricted shares and 290,000 shares issuable upon the exercise of currently exercisable options. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.

(6) Includes 10,000 restricted shares and 50,000 shares issuable upon the exercise of currently exercisable options and 25,000 shares issuable upon the exercise of options which become exercisable on July 14, 1999. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.

(7) Includes 10,000 restricted shares and 150,000 shares issuable upon the exercise of currently exercisable options. Does not include 150,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment.

(8) Includes 201,250 shares issuable upon the exercise of currently exercisable warrants and 391,300 shares issuable upon the exercise of currently exercisable options. Does not include 1,000,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 800,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.

(9) Includes 25,000 shares issuable upon the exercise of currently exercisable warrants and 294,718 shares issuable upon the exercise of currently exercisable options. Does not include 325,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 200,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.

(10) Includes 20,000 shares issuable upon the exercise of currently exercisable warrants and 539,417 shares issuable upon the exercise of currently exercisable options. Does not include 175,000 shares issuable upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. The options to purchase 80,000 of such shares are subject to further limitations on vesting and exercisability which expire sequentially as to equal increments on each of the first four anniversaries of the date of grant, February 14, 1998.

(11) Includes 2,189,750 shares issuable to 6 executive officers and directors of the Company upon the exercise of currently exercisable warrants, 5,853,435 shares issuable to 11 executive officers and directors of the Company upon the exercise of currently exercisable options, 45,000 restricted shares issued to 4 directors of the Company and 50,000 shares issuable to 1 director of the Company, 25,000 shares on July 14 in each of the years 1998 and 1999, respectively. Does not include 10,550,000 shares issuable to 10 executive officers and directors of the Company upon the exercise of options which become exercisable upon stockholder approval of the 1992 Plan Amendment. See footnotes (2), (4), (8), (9) and (10) above. Options to purchase an additional 200,000 of such shares are subject to the same limitations described in footnote (4).

(12) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094.

(13) Her Majesty the Queen, Province of Alberta, Canada's address is Room 530, Terrace Building, 9515 107th Street, Edmondton, Alberta T5K 2C3.




                                 STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company by December 31, 1998, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
September 24, 1998

                         NOISE CANCELLATION TECHNOLOGIES, INC.
                           1025 West Nursery Road, Suite 120
                               Linthicum, Maryland 21090

              This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jay M. Haft, Michael J. Parrella and John B. Horton as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Noise Cancellation Technologies, Inc. held of record by the undersigned on September 21, 1998, at the Annual Meeting of Stockholders to be held on October 20, 1998, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below except as marked to the contrary) /   /

   WITHHOLD AUTHORITY to vote for all nominees listed below       /   /

      Jay M. Haft, Michael J. Parrella, John J. McCloy II, Sam Oolie,
                    Stephan Carlquist, Morton Salkind
     (to withhold  authority  to  vote  for  any  individual nominee, write  that  nominee's  name on the space provided below.)
  -------------------------------------------------------------------------

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to change the name of the Company to "NCT Group, Inc."

                            FOR / / AGAINST / / ABSTAIN / /

3. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of Common Stock authorized thereunder from 185,000,000 shares to 255,000,000 shares.

                            FOR / / AGAINST / / ABSTAIN / /

4. To  approve  the  adoption  of  an   amendment  to  the  Noise   Cancellation
   Technologies, Inc. Stock Incentive Plan.

                            FOR / / AGAINST / / ABSTAIN / /

5. To approve a plan granting options to purchase common stock of the Company to two non-employee directors.

                            FOR / / AGAINST / / ABSTAIN / /

6. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors for the fiscal year ending December 31, 1998.

                            FOR / / AGAINST / / ABSTAIN / /

7. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5 and 6.

                                        Dated:  ________________________, 1998

                                        --------------------------------------

                                        --------------------------------------

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                       USING THE ENCLOSED ENVELOPE

                                        NCT Logo
                                   [GRAPHIC OMITTED]


                         NOISE CANCELLATION TECHNOLOGIES, INC.
                 ----------------------------------------------------

                                   1997 ANNUAL REPORT

                            Company Profile

Noise Cancellation Technologies, Inc. ("NCT" or the "Company") is a leading technology company dedicated to the development and commercialization of Active Wave Management applications -- the electronic manipulation of sound and signal waves to reduce noise, improve signal-to-noise ratios and enhance sound quality.

Formed in 1986 with a focus on noise reduction applications, the NCT of today holds one of the most comprehensive patent portfolios in the industry with a broad focus on products and technologies for growth markets.

The Company is organized into strategic business units ("SBU's"), each targeted to the commercialization of their products in specific markets. NCT's SBU's include its subsidiaries, NCT Audio Products, Inc. and NCT Hearing Products, Inc.; and its divisions, NCT Communications and NCT Microphones. The Company's branded products include: ClearSpeech(TM), a line of noise reduction systems for hands-free cellular and two-way radio applications as well as software for intranet communications; Gekko(TM), a unique line of flat speakers for home audio and home theater; NoiseBuster(R), a line of active noise reduction ("ANR") headsets for audio, cellular and telephone applications; ProActive(TM), a line of ANR earmuffs and communications headsets for higher-noise industrial applications; and silicon micromachined microphones providing superior technology for communications and other applications.

NCT's corporate strategy is to separately capitalize each SBU as a subsidiary through a private or public financing or a combination thereof, with NCT maintaining a majority ownership, thereby providing NCT with multiple sources of product, licensing, royalty and service revenues and delivering enhanced value to NCT shareholders.

                          Investor Information

Annual Meeting

The   Annual   Meeting   of  Noise   Cancellation   Technologies,   Inc.
shareholders will convene at 3:00 PM on Tuesday, October 20, 1998, at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905.

10-K Report

A copy of the Company's Annual Report for the fiscal year ended December 31, 1997 on Form 10-K as filed with the Securities and Exchange Commission for 1997 on Form 10K, with a list of Exhibits thereto, will be sent without charge to any shareholder of record or beneficial owner of shares of the Company's common stock upon receipt of written request addressed to:

                     Investor Relations
                     Noise Cancellation Technologies, Inc.
                     One Dock Street, Suite 300
                     Stamford, CT 06902

Any Exhibit will be provided upon payment of the reasonable costs of producing such Exhibit.

Transfer Agent

Communications regarding stock transfers, lost certificates, and change of address should be directed to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005. (212) 936-5100.

 Independent Accountants            Corporate Offices

 Richard A. Eisner & Company, LLP                   Noise Cancellation
 Technologies Inc.
 575 Madison Avenue, 7th Floor      1025 West Nursery Road, Suite 120
 New York, NY 10022-2597            Linthicum, MD 21090-1203
                                    (410) 636-8700

Certain statements in this Annual Report which are not historical facts are forward-looking statements under provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Please refer to the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" for important factors that, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

Dear Fellow Shareholders:

   1997 has been a pivotal year for NCT. Investments were made to ensure successful product launches. Numerous technology licensing agreements were completed with leading companies and the Company has initiated the execution of a corporate strategy that will allow it to further commercialize its large patent portfolio and increase shareholder value. Having laid this groundwork, the Company looks forward to improved results in 1998 and beyond.

   NCT now has one of the most comprehensive patent portfolios in the industry -- we were granted 50 new patents in 1997 and now hold the rights to over 256 inventions. To take advantage of this substantial portfolio, NCT is organized into four SBU's, each focused on commercialization in specific markets. Our intention is to capitalize these SBU's as discrete commercial entities and separately finance each one through a private or public securities offering, with NCT and its shareholders retaining a majority interest. We believe this strategy will allow NCT and its shareholders to realize the maximum commercial value from our patent portfolio.

   Phase One of this program has already begun with the organization and initial financing of NCT Audio Products, Inc ("NCT Audio") as a 73% owned subsidiary in 1997. It is anticipated that Phase One will continue with the acquisition by NCT Audio of at least three audio companies with established distribution networks to be financed by a public offering or private placement of NCT Audio's common stock or other securities. While not yet complete, efforts to raise funding are currently underway. On a proforma basis, the companies to be acquired, along with the subsidiary's Gekko(TM) Flat Speaker product line, are expected to report approximately $67 million in annual revenues and approximately $5 million in pre-tax profits in calendar year 1998 if all of the proposed acquisitions are consummated. It is our intention to apply this strategy to each of our other SBU's as they mature.

   NCT Audio launched the Gekko(TM) flat speaker line for home theater and home audio at the 1998 Winter Consumer Electronics Show. The product was extremely well received and won the Best of Showcase Honoree award in the home theater category. The Gekko(TM) flat speaker was also chosen from over 4,000 nominees as a finalist in the 1998 Discover Awards for Technological Innovation from Discover Magazine. Home theater is the fastest growing segment of the home audio equipment market. At the end of 1997, 14.8 million U.S. households were equipped with a home theater system, up from 4 million in 1994.

   NCT's headset and communications product offerings are well positioned to capitalize on the exploding global market for telecommunications services and equipment which is expected to exceed $1 trillion by the year 2000. The Company successfully expanded its NoiseBuster(R) brand to include a line of active noise reduction communications headsets. The NoiseBuster(R) headset was named a Best of Computer Telephony Expo `98 product by Computer Telephony Magazine. NCT's breakthrough ClearSpeech(TM) noise and echo cancellation algorithms improve the clarity and intelligibility of hands-free cellular, two-way radio and PC communications products, including intranet telephony.

   NCT   technologies   have  been  licensed  by  market   leaders  and  various
applications are currently under development. Upon market introduction, royalty revenue will be generated for each product sold incorporating NCT technology.

   ClearSpeech(TM) noise and echo cancellation algorithms were licensed to Intel Corporation, Oki Electric Company, Westinghouse Wireless Solutions Company, VLSI Technology, Inc., Interactive Products, Inc., and HM Electronics, Inc. Additionally, NCT completed a royalty-generating, cross-licensing arrangement with U.K.-based speaker manufacturer New Transducers Limited ("NXT"), a wholly-owned subsidiary of Verity Group, plc ("Verity"). To date, NXT has signed license agreements with 54 companies including NEC, Samsung Electronics, Acer Computers, Fujitsu, LG Foster, Nippon Columbia and Harman International for the development of products using the companies' flat speaker technology.

   Anti-noise, always a core technology for NCT, has been licensed for integration of noise canceling electronics into in-flight passenger entertainment systems to enhance comfort and enjoyment of in-flight programming. United Airlines is the first major commercial carrier to equip aircraft with NCT's anti-noise system. NCT has completed a similar license agreement with Pacific Systems, Inc., a leading integrator of corporate and other general aviation aircraft.

   NCT obtained exclusive rights to certain patents relating to silicon micromachined microphones ("SMM"), an advanced microphone chip, in 1993. Under license from NCT, Siemens AG will develop, manufacture and market silicon micromachined microphones beginning in 1999. The total worldwide market for microphones is estimated to be nearly one-half billion units annually and thus represents a significant opportunity for NCT.

   We believe that our focus on growth markets, the caliber of our licensees and our separately-financed SBU strategy will move NCT successfully forward. Using NCT as the technology developer and the SBU's as the product and licensing companies, NCT can create tremendous value and synergies. We are already experiencing great success with NCT Audio and expect similar results with additional separately financed subsidiaries in the future. With our planned aggressive acquisition strategy, NCT should grow rapidly in the next several years. We acknowledge the dedication and commitment of our employees and appreciate the patience and loyalty of our shareholders. Our belief in NCT's future success remains steadfast and optimistic.

   On behalf of the Board of Directors,

   /s/ JAY M. HAFT                      /s/ MICHAEL J. PARRELLA
   ---------------                      -----------------------
   Jay M. Haft                          Michael J. Parrella
   Chairman of the Board of Directors   President and Chief Executive Officer

                     NCT TECHNOLOGIES AND PRODUCTS

   NCT  is a  leading  technology  developer  with  an  extensive  portfolio  of proprietary algorithms and a wide variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratios and enhance sound quality.

Anti-noise Technology

   NCT's NoiseBuster(R) and ProActiveTM headset product lines incorporate a technology called "anti-noise", or ANR. ANR is the electronic coupling of a sound wave with its exact mirror image wave called anti-noise, resulting in a significant reduction of the offensive noise before it reaches the user's ears. This technology is particularly effective against low frequency noise, such as noise generated by computer fans, heating, ventilating and air conditioning ("HVAC") systems and motor or engine-driven equipment. Reduction of this type of noise is especially important for intelligible communications. A scientifically-proven principle known as the upward spread of masking demonstrates that as the intensity of low frequency sound increases, it is accompanied by a disproportionate degradation in ability to perceive consonant sounds that carry the meaning of speech.

   The NoiseBuster(R) line of headsets for cellular and telephony applications are the only communications headsets on the market to offer active noise reduction for the highest level of intelligibility and clarity of received communications. NoiseBuster(R) headsets also feature a noise canceling electret boom microphone which filters background noise from transmitted speech.

   The NoiseBuster Extreme!(TM) portable stereo headphone is digital-ready and specifically designed to deliver peak acoustic performance from portable audio devices, even when they are used in noisy settings. NoiseBuster Extreme!(TM) is an excellent travel accessory because it dramatically reduces aircraft cabin din, and bus and train engine noise, making traveling a more relaxing and enjoyable experience.

   ProActive(TM) is a line of ANR earmuffs and communications headsets for use in higher-noise, commercial and industrial environments. Available in open-back and closed back styles, the headsets are offered with a choice of high-performance noise canceling microphones for clearer voice transmission.

ClearSpeech(TM) Digital Technology

   NCT's ClearSpeech(TM) products incorporate algorithms which are specifically designed to remove background noise and echo. These breakthrough technologies dramatically improve communications clarity and comfort through devices such as cellular phones and two-way radios. The ClearSpeech(TM) noise cancellation algorithm removes up to 95% of stationary, or constant, noise from a signal containing noise and speech. The ClearSpeech(TM) advanced echo cancellation algorithm can be used on its own or in conjunction with noise reduction for applications such as PC telephony and hands-free mobile communications.

   ClearSpeech(TM)-Mic is the first digital noise reduction microphone system for use with hands-free car kits. The product substantially reduces background road, tire, wind, engine and traffic noise from hands-free calls, allowing the person receiving the call to hear voice more clearly and with less frustration and anxiety. ClearSpeech(TM)-Hands-Free is a digital no-install car kit for cellular phones that provides both noise and echo cancellation. ClearSpeech(TM)-Speaker cleans background noise from the incoming speech signal over a two-way or mobile radio for the utmost in intelligibility. The system is suitable for use with mobile radios, fleet communication systems, marine radios and many other communication systems.

   ClearSpeech(TM)-IPhone software for corporate intranets has generated interest from global companies whose long distance telephone bills are astoundingly high. Communications via intranets is the next wave in telecommunications, however it is impeded by voice quality issues. NCT's software solves these problems by eliminating much of the noise and echo that plagues PC communications applications.

Silicon Micromachined Microphone

   NCT's SMM represents the next generation in microphone technology. The SMM's superior price performance characteristics over conventional microphones, as well as other important features, make it the ideal microphone for use in telephony, speech recognition, multimedia and other communications applications. The small chip dimensions of the SMM--only 3mm on each side--make it useful for packaging into products with tight size constraints, such as noise canceling ear plugs and hearing aids.

Flat Panel Transducer Technology

   Flat Panel Transducers ("FPT(TM)") are thin sound conductive panels. NCT's expertise in the optimization and equalization of sound waves enables the FPT(TM) to produce high quality audio while solving many packaging issues such as size, sound quality and shielding. FPT(TM) applications include home theater, professional audio, multimedia and automotive original equipment ("OE") and aftermarket.

   Gekko(TM) flat speakers are unique in both sound quality and design. Unlike standard stereo speakers that pinpoint ideal sound to one "sweet spot", Gekko(TM) flat speakers employ FPT(TM) technology which evenly disperses high-quality sound throughout the room for Sweet Space(TM). The breakthrough packaging concept of the Gekko(TM) flat speaker features a unique thin cabinet designed for wall mounting. The standard front speaker grille can be easily replaced with a custom grille printed with any of over 400 images from the ArtGekko(TM) catalog, making the speaker a piece of wall art. For home theater applications which require as many as five speakers, the space-saving and aesthetic advantages of this breakthrough product line are clear.

   For more information on NCT products call 800-278-3526.

Financial Table of Contents

Five Year Summary......................................................8

Management's Discussion and Analysis of
Financial Condition and Results of Operations.........................10

Consolidated Balance Sheets...........................................22

Consolidated Statements of Operations.................................23

Consolidated Statements of Stockholders' Equity.......................24

Consolidated Statements of Cash Flows.................................25

Notes to Consolidated Financial Statements............................26

Independent Auditors' Report..........................................53

Stock Market Information..............................................54

Corporate Information.................................................55


NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
FIVE YEAR SUMMARY (1)


                                                            (In Thousands of Dollars and Shares)
                                                                  Years Ended December 31,
                                           --------------------------------------------------------------------
                                              1993           1994           1995          1996          1997
                                           --------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA:
REVENUES
 Product Sales                             $  1,728       $  2,337       $  1,589      $  1,379       $  1,720
 Engineering and development services         3,598          4,335          2,297           547            368
 Technology licensing fees and other             60            452          6,580         1,238          3,630
                                           ---------      ---------      ---------     ---------      ---------
      Total revenues                       $  5,386       $  7,124       $ 10,466      $  3,164       $  5,718
                                           ---------      ---------      ---------     ---------      ---------
COSTS AND EXPENSES:
 Cost of sales                             $  1,309       $  4,073       $  1,579      $  1,586       $  2,271
 Cost of engineering and
development services                          2,803          4,193          2,340           250            316
 Selling, general and administrative          7,231          9,281          5,416         4,890          5,217
 Research and development                     7,963          9,522          4,776         6,974          6,235
 Interest (income) expense, net                (311)          (580)           (49)           17          1,397 (4)
 Equity in net (income) loss of
unconsolidated affiliates                     3,582  (1)     1,824            (80)           80             --
 Other expense, net                              --            718            552           192            130
                                           ---------      ---------      ---------      ---------     ---------
      Total costs and expenses             $ 22,577       $ 29,031       $ 14,534       $ 13,989      $ 15,566
                                           ---------      ---------      ---------      ---------     ---------
 Net loss                                  $(17,191) (1)  $(21,907)      $ (4,068)      $(10,825)     $( 9,848)
Less:
 Preferred stock dividend requirement             -              -              -              -         1,623
 Accretion of difference between
carrying amount and redemption
amount of redeemable preferred stock              -              -              -              -           285
                                           ---------      ---------      ---------      ---------     ---------
Net (loss) attributable to common
stockholders                               $(17,191) (1)  $(21,907)      $ (4,068)      $(10,825)     $(11,756)
                                           =========      =========      =========      =========     =========
 Weighted average number
of common shares outstanding (2) -- basic
and diluted                                  70,416         82,906         87,921        101,191       124,101
                                           =========      =========      =========      =========     =========
 Basic and Diluted Net loss
per share                                  $  (0.24) (1)   $ (0.26)      $  (0.05)      $  (0.11)     $   (.09)
                                           =========       ========      =========      =========     =========


                                                     December 31,
                                 ---------------------------------------------------
                                  1993       1994        1995      1996       1997
                                 ---------------------------------------------------
BALANCE SHEET DATA:
 Total assets                    $29,541    $12,371     $9,583    $5,881    $17,361

 Total liabilities                 6,301      6,903      2,699     3,271      2,984
 Long-term debt                       --         --        105        --         --
 Accumulated deficit             (46,873)   (68,780)   (72,848)  (83,673)   (93,521)
 Stockholders equity(3)           23,239      5,468      6,884     2,610     14,377
 Working capital (deficiency)     19,990        923      1,734    (1,312)    11,696

(1)In connection with the sale of Common Stock to Tenneco Automotive in December 1993, the Company recognized its share of cumulative losses not previously recorded with respect to its joint venture with Walker amounting to approximately $3.6 million.

(2)Does not include shares issuable upon the exercise of outstanding stock options, warrants and convertible Preferred Stock, since their effect would be antidilutive.

(3)The Company has never declared nor paid cash dividends on its Common Stock.

(4)Includes interest expenses of approximately $1.4 million relating to the beneficial conversion feature on convertible debt issued in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

      Forward-Looking Statements

   Certain statements in this Annual Report which are not historical facts are forward-looking statements under provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. The Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in fiscal 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

   Important factors that could cause actual results to differ materially include but are not limited to the Company's ability to: achieve profitability; achieve a competitive position in design, development, licensing, production and distribution of electronic systems for Active Wave Management; produce a cost effective product that will gain acceptance in relevant consumer and other product markets; increase revenues from products; realize funding from technology licensing fees, royalties, product sales, and engineering and development revenues to sustain the Company's current level of operation; timely introduce new products; continue its current level of operations to support the fees associated with the Company's patent portfolio; maintain satisfactory relations with its five customers that accounted for 71% of the Company's revenues in 1997; attract and retain key personnel; prevent invalidation, abandonment or expiration of patents owned or licensed by the Company and expand its patent holdings to diminish reliance on core patents; have its products utilized beyond noise attenuation and control; maintain and expand its strategic alliances; and protect Company know-how, inventions and other secret or unprotected intellectual property.

      Overview

   The Company is continuing the transition initiated in 1995 from a firm focused principally on research and development of new technology to a firm focused on the commercialization of its technology through technology licensing fees, royalties and product sales. Prior to 1995, the Company derived the majority of its revenues from engineering and development funding provided by established companies willing to assist the Company in the development of its active noise and vibration control technology, and from technology licensing fees paid by such companies. The Company's strategy generally has been to obtain technology licensing fees when initiating joint ventures and alliances with new strategic partners. Revenues from product sales were limited to sales of specialty products and prototypes. In 1997, the Company received approximately 6% of its operating revenues from engineering and development funding, compared with 17% in 1996. Since 1991, revenues from product sales have generally been increasing, although in 1996 product sales declined slightly due to delays in production and reduced pricing of certain products. In 1997, revenues from product sales resumed its year-to year increase. Management expects that technology licensing fees, royalties and product sales will become the principal source of the Company's revenue as the commercialization of its technology proceeds.

   As a result of the 1994 acquisition of certain Active Noise and Vibration Technologies, Inc. ("ANVT") assets, the Company became the exclusive licensee of ten seminal patents, the Chaplin Patents, through its wholly owned subsidiary, Chaplin-Patents Holding Co., Inc. ("CPH"). The Company's ability to license the Chaplin Patents directly to unaffiliated third parties provides the Company with a greater ability to earn technology licensing fees and royalties from such patents. Further, the Company believes that its intellectual property portfolio prevents other competitors and potential competitors in the field of Active Wave Management from participating in certain commercial areas without licenses from the Company.

   Note 1 to the accompanying Consolidated Financial Statements and the "Liquidity and Capital Resources" section which follows describe the current status of the Company's available cash balances.

   As previously disclosed, the Company implemented changes in its organization and focus in late 1994. Additionally, in late 1995 the Company redefined its corporate mission to be the worldwide leader in the advancement and commercialization of Active Wave Management technology. Active Wave Management is the electronic and/or mechanical manipulation of sound or signal waves to reduce noise, improve signal-to-noise ratio and/or enhance sound quality. This redefinition is the result of the development of new technologies, such as adaptive speech filter ("ASF"), top down surround sound ("TDSS"), FPT(TM), and the SMM, which the Company believes can produce products for fields beyond noise and vibration reduction and control. These technologies and products are consistent with shifting the Company's focus to technology licensing and product marketing in more innovative industries having greater potential for near term revenue generation. The redefinition of corporate mission is reflected in the revised business plan which the Company began to implement during the first quarter of 1996 and has continued through 1997.

   As distribution channels are established and as product sales and market acceptance and awareness of the commercial applications of the Company's technologies build as anticipated by management, revenues from technology licensing fees, royalties and product sales are forecasted to fund an increasing share of the Company's requirements. The funding from these sources, if realized, will reduce the Company's dependence on engineering and development funding. The beginning of this process is shown in the shifting percentages of operating revenue, discussed below.

   Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's success. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues.

   From the Company's inception through December 31, 1997, its operating revenues, including technology licensing fees and royalties, product sales and engineering and development services, have consisted of approximately 23% product sales, 46% engineering and development services and 31% technology licensing fees.

   The Company has entered into a number of alliances and strategic relationships with established firms for the integration of its technology into products. The speed with which the Company can achieve the commercialization of its technology depends in large part upon the time taken by these firms and their customers for product testing, and their assessment of how best to
integrate  the  Company's   technology   into  their  products  and  into  their
manufacturing operations. While the Company works with these firms on product testing and integration, it is not always able to influence how quickly this process can be completed.

   The Company began shipping ProActive(TM) headsets in 1995 and continues to sell NoiseBuster Extreme!(TM) consumer headsets. The Company is now selling products through three of its alliances: Walker Electronic Silencing, Inc. ("Walker") is manufacturing and selling industrial silencers; Siemens Medical Systems, Inc. ("Siemens") is buying and contracting with the Company to install quieting headsets for patient use in Siemens' magnetic resonance imaging ("MRI") machines; and in the fourth quarter of 1994 Ultra Electronics, Ltd. ("Ultra") began installing production model aircraft cabin quieting systems in the SAAB 340 turboprop aircraft. Management believes these developments and those previously disclosed help demonstrate the range of commercial potential for the Company's technology and will contribute to the Company's transition from engineering and development to technology licensing fees, royalties and product sales.

   The availability of high-quality, low-cost electronic components for integration into the Company's products also is critical to the commercialization of the Company's technology. The Company is working with its strategic partners and other suppliers to reduce the size and cost of the Company's systems, so that the Company will be able to offer low-cost electronics and other components suitable for high-volume production.

   The Company has continued to make substantial investments in its technology and intellectual property and has incurred development costs for engineering prototypes, pre-production models and field testing of several products. During 1994, the Company acquired a license to two patents in the field of micro-machined microphones and concluded the acquisition of all of the patents, know-how and intellectual property of a former competitor, ANVT. During 1995 the Company acquired several U.S. patents dealing with ASF which is used in the Company's ClearSpeech(TM) product line. In 1996 and 1997 the Company was granted 90 new patents for various applications in the field of Active Wave Management. Management believes that the Company's investment in its technology has resulted in the expansion of its intellectual property portfolio and improvement in the functionality, speed and cost of components and products.

   The Company has become certified under the International Standards Organization product quality program known as "ISO 9000", and has successfully undergone two quality audits. Since the third quarter of 1994, the Company has reduced its worldwide work force by 51% from 173 to 85 current employees as of February 28, 1998.

      Results of Operations

Year ended December 31, 1997 compared with year ended December 31, 1996

   Total revenues in 1997 increased by 81% to $5.7 million from $3.2 million in 1996. Total expenses during the same period increased by 11% or $1.6 million, primarily reflecting the one-time $1.4 million non-cash interest charge associated with the First Quarter 1997 Financing. See below and Note 6 - "Notes to Consolidated Financial Statements."

   Technology licensing fees and royalties increased by 193% or $2.4 million to $3.6 million from $1.2 million in 1996. The 1996 amount was derived principally from numerous technology license fees reflecting the Company's continuing emphasis on expanding technology license fee revenue. The 1997 amount is primarily due to the $3.0 million technology license fee from Verity and other technology licensing fees aggregating $0.6 million. See Note 3 - "Notes to Consolidated Financial Statements".

   Product sales increased in 1997 by 25% to $1.7 million from $1.4 million in 1996 reflecting increases in NoiseBuster Extreme!(TM) and aviation headset sales.

   Engineering  and development  services  decreased by 33% to $0.4 million from
$0.5  million  in  1996,   primarily  due  to  the  de-emphasis  of  engineering
development funding as a primary source of revenue for the Company.

   Cost of product sales increased 44% to $2.3 million from $1.6 million in 1996 and the product margin decreased to (32)% from (15)% in 1996. The negative margin of $0.6 million in 1997 was primarily due to reserves for inventory movement and tooling obsolescence in the amount of $0.7 million related to the industrial headset product lines. The negative margin in 1996 was primarily due to a lower sales price of the NoiseBuster(R) and a reserve for tooling obsolescence in the amount of $0.3 million.

   Cost of engineering and development services increased 26% to $0.3 million from $0.2 million in 1996 primarily due to the de-emphasis of engineering development funding as a primary source of revenue for the Company as noted above.

   Selling, general and administrative expenses for the year increased by 7% or $0.3 million to $5.2 million from $4.9 million for 1996 which was primarily due to increased professional fees and related expenses.

   Depreciation and amortization included in selling, general and administrative expenses decreased from $0.5 million in 1996 to $0.4 million primarily due to an increase in fully depreciated machinery and equipment.

   Research and development expenditures for 1997 decreased by 11% to $6.2 million from $7.0 million in 1996, primarily due to limited cash resources during most of 1997 to fund internal development projects.

   In 1997, interest income increased to $0.1 million from near zero in 1996 reflecting the increase in late 1997 of available funds to invest.

   Under all of the Company's existing joint venture agreements at the end of 1997, the Company was not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment.

   The Company has net operating loss carryforwards of $76.9 million and research and development credit carryforwards of $1.3 million for federal income tax purposes at December 31, 1997. No tax benefit for these operating losses has been recorded in the Company's financial statements. The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation.

Year ended December 31, 1996 compared with year ended December 31, 1995

   Total revenues in 1996 decreased by 70% to $3.2 million from $10.5 million in 1995. Total expenses during the same period decreased by 4% or $0.5 million, reflecting the continuing results of cost reduction plans, and the refocus of expenditures to more immediate markets.

   Technology licensing fees decreased by 81% or $5.3 million to $1.2 million. The 1995 amount was derived principally from a $2.6 million license fee from Ultra, a $ 3.3 million license fee from Walker and other licenses aggregating $0.7 million. The 1996 amount is derived from smaller, more numerous license fees, reflecting the Company's continuing emphasis on expanding technology licensing fee revenue and the shortfall in generation of such revenue referred to above. See Note 3 - "Notes to Consolidated Financial Statements".

   Product sales decreased by 13% to $1.4 million reflecting decreased aviation headset sales, decreased NoiseBuster(R) sales at lower prices and a decrease in industrial silencer sales in connection with the transfer of that business to Walker.

   Engineering and development services decreased by 76% to $0.5 million, primarily due to a de-emphasis of engineering development funding as a primary source of revenue, the elimination of funding from Ultra for aircraft cabin quieting in connection with the transfer of that business to Ultra in the first quarter of 1995, a decrease in the amount of muffler development funding from Walker in connection with the transfer of that business to Walker in the fourth quarter of 1995 and staff reductions.

   Cost of product sales remained unchanged at $1.6 million and product margin decreased to (15)% from 1% in 1995. The negative margin in 1996 was primarily due to the lower sales price of the NoiseBuster(R) and a reserve for tooling obsolescence in the amount of $0.3 million. In 1995, the low product margin was primarily due to the lower sales price of the NoiseBuster(R).

   Cost of engineering and development services decreased 89% to $0.3 million primarily due to the changes noted above.

   Selling, general and administrative expenses for the year decreased by 10% to $4.9 million from $5.4 million for 1995. Of this decrease, $0.6 million was directly attributable to reductions in salaries and related expenses. Advertising and marketing expenses decreased by 32% to $0.5 million. Professional fees increased by 6% to $1.8 million. Travel and entertainment increased by 18% or $0.1 million.

   Depreciation and amortization included in selling, general and administrative expenses increased by $0.3 million or 143%, from $0.2 million to $0.5 million, primarily due to increased amortization of patents allocated to selling, general and administrative expenses from research and development.

   Research and development expenditures for 1996 increased by 46% to $7.0 million from $4.8 million for 1995, primarily due to increases to internally funded development projects.

   In 1996, interest income decreased to near zero from $0.1 million in 1995 reflecting the decrease in 1996 of available funds to invest.

   Under all of the Company's existing joint venture agreements at the end of 1997, the Company was not required to fund any capital requirements of these joint ventures beyond its initial capital contribution. In accordance with U.S. generally accepted accounting principles, when the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method of accounting for its investment. As of December 31, 1995, the Company recognized $80,000 of income relating to its 1995 profit in OnActive Technologies, L.L.C. ("OAT"). As of December 31, 1996, the Company reversed the $80,000 of income which related to its share of the 1996 loss in OAT. See Note 3 - "Notes to Consolidated Financial Statements."

      Liquidity and Capital Resources

   The Company received $1.1 million from the exercise of stock purchase warrants and options during 1997, $1.0 million in 1996 and $0.7 million in 1995.

   In January 1996, the Company adopted a plan that management believed would generate sufficient funds for the Company to continue its operations into 1997. The Company did not meet the plan's revenue targets for 1996 or 1997 and as noted below, found it necessary to raise additional capital to fund it's operations for 1997 and beyond (refer to Notes 1 and 6 - "Notes to Consolidated Financial Statements.").

   Because the Company did not meet its revenue targets for 1997, it entered into certain transactions, which provided additional funding as follows:

   Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers (the "First Quarter 1997 Financing") from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company reserved 15 million shares of the Company's common stock for issuance upon such conversion. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.3 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model, at which $34,000 was expensed as debt discount. The Company has recorded $1.4 million of non-cash interest expense attributable to the conversions of the Debentures in the first and second quarter of 1997 as an adjustment during the fourth quarter of 1997. If the shares were issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.

   On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in the July 30, 1997 Private Placement that provided net proceeds to the Company of $0.5 million.

   On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio, in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPTs(TM) and FPT(TM) based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by Verity and NXT under the Company's cross licensing agreements with Verity and NXT, (b) the ground based vehicle market licensed to OAT, (c) all markets for hearing aids and other hearing enhancing or assisting devices, and (d) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated on consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and on-going future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with Verity and NXT to NCT Audio and to transfer the Company's interest in OAT to NCT Audio. Between October 10, 1997 and December 4, 1997 NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to Verity) for an aggregate purchase price of $4.0 million in the NCT Audio Financing. NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to convert their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market. As of February 27, 1998, no NCT Audio shareholder has exercised their right to convert NCT Audio common stock into NCT common stock under the terms noted above.

   Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Preferred Stock Private Placement"). The total Preferred Stock offering was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Preferred Stock Private Placement were $11.9 million. Each share of the Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Subscription Agreements the Company was required to exercise its best efforts to file a registration statement ("Registration Statement") covering the resale of all shares of common stock of the Company issuable upon conversion of the Preferred Stock then outstanding within sixty (60) days after the first Closing of the 1997 Preferred Stock Private Placement. The Registration Statement was filed with the SEC on December 29, 1997. The shares of Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Registration Statement; or (ii) ninety (90) days after the date of filing of the Registration Statement. Each share of Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the following formula (the "Conversion Formula"):

                            [(.04) x (N/365) x (1,000)] + 1,000
                                     Conversion Price

      where

         N           =  the number of days between (i) the Closing Date
                        of the Series C Convertible Preferred Stock being converted, and (ii) the Conversion Date thereof.

         Conversion  =  the  lesser  of (x)  120%  of the  five  (5) day
         Price average Closing Bid Price of common stock immediately prior to the Closing Date of the Series C Convertible Preferred Stock being converted or (y) 20% below the five (5) day average Closing Bid Price of common stock immediately prior to the Conversion Date thereof.

         Closing     =  the date of the  Closing  as set  forth in the
         Date           subscription agreement pertaining to the Series C
                        Convertible Preferred Stock being converted.

   The conversion terms of the Preferred Stock also provide that in no event shall the average closing bid price referred to in the Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Preferred Stock. Under the terms of the Subscription Agreements the Company may be subject to a penalty if the Registration Statement is not declared effective within one hundred twenty (120) days after the first closing of any incremental portion of the offering of Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Subscription Agreements also provide that for a period commencing on the date of the signing of the Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Preferred Stock.

   Cash and cash equivalents amounted to $12.6 million at December 31, 1997. Management believes that currently available funds may not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditure alone may not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties and product sales, and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained. There is no assurance any such financing is or would become available.

   There can be no assurance that funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies.

   The accompanying financing statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1997 about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $93.5 million on a cumulative basis through December 31, 1997. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock, including the exercise of warrants or options to purchase common stock, and by technology licensing and engineering and development funds received from joint venture and other strategic partners. Agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or alliances be paid on a preferential basis to the Company's co-venturers until the license fees and engineering and development funds provided to the venture or the Company are recovered.

   In January 1998, the Company adopted a plan that management believes should generate sufficient additional funds for the Company to continue its operations into 1999. Under this plan, the Company needs to generate approximately $31.5 million to fund its operations in 1998. Included in such amount is approximately $23.3 million in sales of new products and approximately $8.1 million of technology licensing fees and royalties. The Company believes that it can generate these funds from 1998 operations, although there is no certainty that the Company will achieve this goal. Success in generating technology licensing fees, royalties and product sales are significant and critical to the Company's ability to succeed. The Company cannot predict whether it will be successful in obtaining market acceptance of its new products or in completing its current negotiations with respect to licenses and royalty revenues. If, during the course of 1998, management of the Company determines that it will be unable to meet or exceed the plan discussed above, the Company will consider cost reductions and/or additional financing alternatives. The Company will monitor its performance against the plan on a monthly basis and, if necessary, reduce its level of operations accordingly. The Company believes that the plan discussed above constitutes a viable plan for the continuation of the Company's business into 1999. See "Forward Looking Statements" above.

   There can be no assurance that additional funding will be provided by technology licensing fees, royalties, product sales, engineering and development revenue or additional capital. In that event, the Company would have to cut back its level of operations substantially in order to conserve cash. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. See Note 1 - "Notes to Consolidated Financial Statements".

   At December 31, 1997, cash and cash equivalents were $12.6 million. The available resources were invested in interest bearing money market accounts and commercial paper. The Company's investment objective is preservation of capital while earning a moderate rate of return.

   The Company's working capital increased from $(1.3) million at December 31, 1996, to $11.7 million as of December 31, 1997. This increase was due primarily to the 1997 financings discussed above.

   During 1997, the net cash used in operating activities was $7.4 million. This utilization reflects the emphasis on the commercial development of its technology into several product applications which were scheduled for introduction in 1997 and 1998.

   The Company's available cash balances at December 31, 1997 are higher than projected at the end of 1996, primarily due to the 1997 financings noted above.

   The net cash used in investing activities amounted to $0.2 million during the year primarily for capital expenditures. The net cash provided by financing activities amounted to $19.9 million primarily from the exercise of options and warrants and the 1997 financings noted above.

   The Company has no lines of credit with banks or other lending institutions and therefore has no unused borrowing capacity.

   The Company believes that the level of financial resources available to it is an essential competitive factor. The Company may elect to raise additional capital, from time to time, through equity or debt financing in order to capitalize on business opportunities and market conditions.

      Capital Expenditures

   The Company intends to continue its business strategy of working with supply, manufacturing, distribution and marketing partners to commercialize its technology. The benefits of this strategy include: (i) dependable sources of electronic and other components, which leverages on their purchasing power, provides important cost savings and accesses the most advanced technologies;
(ii) utilization of the manufacturing capacity of the Company's allies, enabling the Company to integrate its active technology into products with limited capital investment; and (iii) access to well-established channels of distribution and marketing capability of leaders in several market segments.

   There were no material commitments for capital expenditures as of December 31, 1997, and no material commitments are anticipated in the near future.


      Year 2000 Compliance

   The Company believes the cost of administrating its Year 2000 Compliance program will not have a material adverse impact on future earnings. However, the potential costs and uncertainties associated with any Year 2000 Compliance program will depend on a number of factors, including software, hardware and the nature of the industry in which the Company, its subsidiaries, suppliers and customers operate. In addition, companies must coordinate with other entities with which they electronically interact, such as customers, suppliers, financial institutions, etc.

   Although the Company's evaluation of its systems is still in process, there has been no indication that the Year 2000 Compliance issue, as it relates to internal systems, will have a material impact on future earnings. While the Company is not aware of any material Year 2000 Compliance issues at its customers and suppliers, such potential problems remain a possibility and could have a material adverse impact on the Company's future results.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                     (in thousands of dollars)
                                                            December 31,
                                                        --------------------
                                                          1996       1997
                                                        ---------- ---------
                        ASSETS
Current assets:
     Cash and cash equivalents                          $   368    $ 12,604
     Accounts receivable:
       Trade:
         Technology license fees and royalties              150         200
         Joint Ventures and affiliates                        2           -
         Other                                              392         368
       Unbilled                                              63           -
       Allowance for doubtful accounts                     (123)        (38)
                                                        --------   ---------
             Total accounts receivable                  $   484    $    530

     Inventories, net of reserves                           900       1,333
     Other current assets                                   207         213
                                                        --------   ---------
             Total current assets                       $ 1,959    $ 14,680

Property and equipment, net                               2,053       1,144
Patent rights and other intangibles, net                  1,823       1,488
Other assets                                                 46          49
                                                        --------   ---------
                                                        $ 5,881    $ 17,361
                                                        ========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                   $  1,465   $  1,324
     Accrued expenses                                      1,187      1,392
     Accrued payroll, taxes and related expenses             618        181
     Customers' advances                                       1         87
                                                        ---------  ---------
             Total current liabilities                  $  3,271   $  2,984
                                                        ---------- ---------

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.10 par value, 10,000,000 shares
 authorized, 13,250 Series C issued (redemption
 amount $13.3 million)                                  $       -  $ 10,458
Common stock, $.01 par value, 140,000,000 and
 185,000,000 shares, respectively, authorized;
 issued and outstanding 111,614,405 and
 133,160,212 shares, respectively                           1,116     1,332
Additional paid-in-capital                                 85,025    96,379
Accumulated deficit                                       (83,673)  (93,521)
Cumulative translation adjustment                             142       119
Common stock subscriptions receivable                           -      (390)
                                                        ---------- ---------
                     Total stockholders' equity         $   2,610  $ 14,377
                                                        ---------- ---------
                                                        $   5,881    17,361
                                                        ========== =========

See notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   (in thousands, except per share amounts)
                                                            Years ended December 31,
                                                       ----------------------------------
                                                           1995        1996        1997
                                                        ---------   ---------   --------
REVENUES:
    Technology licensing fees                           $  6,580    $  1,238    $  3,630
    Product sales, net                                     1,589       1,379       1,720
    Engineering and development services                   2,297         547         368
                                                        ---------   ---------   ---------
           Total revenues                               $ 10,466    $  3,164    $  5,718
                                                        ---------   ---------   ---------

COSTS AND EXPENSES:
    Costs of sales                                      $  1,579    $  1,586    $  2,271
    Costs of engineering and development services          2,340         250         316
    Selling, general and administrative                    5,416       4,890       5,217
    Research and development                               4,776       6,974       6,235
    Equity in net loss (income) of unconsolidated
      affiliates                                             (80)         80          -
    Provision for doubtful accounts                          552         192         130
    Interest expense (includes $1,420 of discounts
     on beneficial conversion feature on convertible
     debt in 1997)                                             4          45       1,514
    Interest income                                          (53)        (28)       (117)
                                                        ---------   ---------   ---------
         Total costs and expenses                       $ 14,534    $ 13,989    $ 15,566
                                                        ---------   ---------   ---------

NET (LOSS)                                              $ (4,068)   $(10,825)   $ (9,848)

    Preferred stock beneficial conversion feature              -           -       1,623
    Accretion of difference between carrying
     amount and redemption amount of redeemable
     preferred stock                                           -           -         285
                                                        ---------   ---------   ---------

NET (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS          $ (4,068)   $(10,825)   $(11,756)
                                                        =========   =========   =========

Weighted average number of common
    shares outstanding - basic and diluted                87,921     101,191     124,101
                                                        =========   =========   =========

BASIC AND DILUTED NET LOSS PER COMMON SHARE             $  (0.05)   $  (0.11)   $  (0.09)
                                                        =========   =========   =========

See notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands of dollars and shares)

                              Series C                                                                             Expenses
                             Convertible                                                                           to be
                           Preferred Stock     Common Stock    Additional               Cumulative   Stock         Paid With
                           ---------------    --------------   Paid-In     Accumulated  Translation  Subscription  Common
                           Shares   Amount    Shares  Amount   Capital     Deficit      Adjustment   Receivable    Stock      Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1994                 $      -    86,089  $  861   $ 75,177    $ (68,780)   $   152      $(1,196)    $(746)    $  5,468

Sale of common stock,
 less expenses of $271        -          -     6,800      68      3,921            -          -            -         -        3,989
Consulting expense
 attributable to warrants     -          -         -       -          8            -          -            -         -            8
Shares issued upon exercise
 of warrants & options        -          -     1,050      10        692            -          -          (13)        -          689
Receipt of services in
 payment of stock
 subscription                 -          -         -       -          -            -          -        1,196         -        1,196
Settlement of obligations     -          -         -       -       (344)           -          -            -       746          402
Net loss                      -          -         -       -          -       (4,068)         -            -         -       (4,068)
Translation adjustment        -          -         -       -          -            -         (2)           -         -           (2)
Retirement of shares
 attributable to license
 revenue (Note 3)             -          -    (1,110)    (11)      (787)           -          -            -         -         (798)
                           ---------------------------------------------------------------------------------------------------------
Balance at
December 31, 1995             -   $      -    92,829  $  928   $ 78,667    $ (72,848)   $   150      $   (13)     $  -     $  6,884

Sale of common stock,
 less expenses of $245        -          -    18,595     186      6,178            -          -           13         -        6,377
Shares issued upon exercise
 of warrants & options        -          -       204       2        102            -          -            -         -          104
Net loss                      -          -         -       -          -      (10,825)         -            -         -      (10,825)
Translation adjustment        -          -         -       -          -            -         (8)           -         -           (8)
Restricted shares issued
 for Directors' compensation  -          -        20       -         13            -          -            -         -           13
Consulting expense
 attributable to options      -          -         -       -         96            -          -            -         -           96
Retirement of shares related
 to patent acquisition        -          -       (25)      -        (26)           -          -            -         -          (26)
Retirement of shares in
 settlement of employee
 receivable                   -          -        (8)      -         (5)           -          -            -         -           (5)
                           ---------------------------------------------------------------------------------------------------------
Balance at
December 31, 1996             -   $      -   111,615  $1,116   $ 85,025    $ (83,673)  $    142      $     -      $  -     $  2,610

Sale of common stock          -          -     2,857      29        471            -          -            -         -          500
Shares issued upon exercise
 of warrants & options        -          -     1,996      20      1,115            -          -          (64)        -        1,071
Sale of Series C preferred
 stock less expenses
 of $551                     13     11,863         -       -          -            -          -            -         -       11,863
Discount on beneficial
 conversion price to
 preferred shareholders       -     (3,313)        -       -      3,313            -          -            -         -            -
Amortization of discount
 on beneficial conversion
 price to preferred
 shareholders                 -      1,908        -        -     (1,908)           -          -            -         -            -
Sale of subsidiary  common
 stock, less expenses of $65  -          -        -        -      3,573            -          -         (326)        -        3,247
Common stock issued upon
 conversion of convertible
 debt, less expenses of $168  -          -   16,683      167      4,714            -          -            -         -        4,881
Net loss                      -          -        -        -          -       (9,848)         -            -         -       (9,848)
Translation adjustment        -          -        -        -          -            -        (23)           -         -          (23)
Restricted shares issued
 for Directors' compensation  -          -       10        -          2            -          -            -         -            2
Warrant issued in
 conjunction with
 convertible debt             -          -        -        -         34            -          -            -         -           34
Compensatory stock
 options and warrants         -          -        -        -         40            -          -            -         -           40
                           ---------------------------------------------------------------------------------------------------------
Balance at
December 31, 1997            13    $10,458  133,161  $ 1,332   $ 96,379    $ (93,521)    $  119     $   (390)   $    -     $ 14,377
                           =========================================================================================================

See notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                     (in thousands of dollars)
                                                                      Years Ended December 31,
                                                                 ----------------------------------
                                                                    1995        1996        1997
                                                                 ----------  ----------  ----------
Cash flows from operating activities:
    Net loss                                                     $  (4,068)  $ (10,825)  $  (9,848)
    Adjustments to reconcile net loss to net cash
    (used in) operating activities:
      Depreciation and amortization                                  1,127       1,000         899
      Common stock options and warrants issued as
      consideration for:
         Compensation                                                    8         109          42
         Rent and marketing expenses                                   355           -           -
         Interest on debentures                                          -           -          51
         Convertible debt                                                -           -          34
      Debt costs incurred related to convertible debt                    -           -         211
      Common stock retired in settlement of employee
       account receivable                                                -          (5)          -
      Receipt of license fee in exchange for inventory
       and release of obligation                                    (3,266)          -           -
      Discount on beneficial conversion feature on
       convertible debt                                                  -           -       1,420
      Provision for tooling costs and write off                         94         371         515
      Provision for doubtful accounts                                  552         192         130
      Equity in net (income) loss of unconsolidated affiliates         (80)         80           -
      Unrealized foreign currency (gain) loss                           32         (45)          8
      (Gain) Loss on disposition of fixed assets                       107          83          (4)
      Changes in operating assets and liabilities:
         (Increase) decrease in accounts receivable                    302          61        (127)
         (Increase) in license fees receivable                           -        (150)        (50)
         (Increase) decrease in inventories                            212         813        (433)
         (Increase) decrease in other assets                           299          67         (12)
         Increase (decrease) in accounts payable and
          accrued expenses                                            (190)         55         135
         Increase (decrease) in other liabilities                     (482)        436        (414)
                                                                 ----------  ----------  ----------

      Net cash (used in) operating activities                    $  (4,998)  $  (7,758)  $  (7,443)
                                                                 ----------  ----------  ----------

Cash flows from investing activities:
    Capital expenditures                                         $     (80)  $    (186)  $    (244)
    Acquisition of patent rights                                      (210)          -           -
    Sales of short term investments                                     18           -           -
    Sale of capital expenditures                                         -           -          67
                                                                 ----------  ----------  ----------

      Net cash (used in) investing activities                    $    (272)  $    (186)  $    (177)
                                                                 ----------  ----------  ----------

Cash flows from financing activities:
    Proceeds from:
      Convertible debt (net)                                     $       -   $       -   $   3,199
      Sale of common stock (net)                                     3,989       6,377         500
      Sale of preferred stock (net)                                      -           -      11,863
      Sale of subsidiary stock (net)                                     -           -       3,247
      Exercise of stock purchase warrants and options                  689         104       1,071
                                                                 ----------  ----------  ----------

      Net cash provided by financing activities                  $   4,678   $   6,481   $  19,880
                                                                 ----------  ----------  ----------

Effect of exchange rate changes on cash                          $       -   $       -   $     (24)
                                                                 ----------  ----------  ----------

Net increase (decrease) in cash and cash equivalents             $    (592)  $  (1,463)  $  12,236
Cash and cash equivalents - beginning of period                      2,423       1,831         368
                                                                 ----------  ----------  ----------
Cash and cash equivalents - end of period                        $   1,831   $     368   $  12,604
                                                                 ==========  ==========  ==========

Cash paid for interest                                           $       4   $       4   $       8
                                                                 ==========  ==========  ==========

See Notes 6 and 11 with respect to settlement of certain obligation by issuance of securities.

See notes to consolidated financial statements.

NOISE CANCELLATION TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Background

   NCT designs, develops, licenses, produces and distributes electronic systems for Active Wave Management including systems that electronically reduce noise and vibration. The Company's systems are designed for integration into a wide range of products serving major markets in the transportation, manufacturing, commercial, consumer products and communications industries. The Company has begun commercial application of its technology through a number of product lines, with 70 products currently being sold, including NoiseBuster(R) communications headsets and NoiseBuster Extreme!(TM) consumer headsets, Gekko(TM) flat speakers, flat panel transducers ("FPT(TM)"), ClearSpeech(TM), microphones, speakers and other products, adaptive speech filters ("ASF"), the ProActive(TM) line of industrial/commercial ANR headsets, an aviation headset for pilots, an industrial muffler or "silencer" for use with large vacuums and blowers, quieting headsets for patient use in magnetic resonance imaging ("MRI") machines, and an aircraft cabin quieting system.

   The technology supporting the Company's electronic systems was developed using technology maintained under various patents (the "Chaplin Patents") held by CPH as well as patented technology acquired or developed by the Company. CPH, formerly a joint venture with ANVT, was established to maintain and defend these patent rights. The former joint venture agreement relating to the Chaplin Patents required that the Company only license or share the related technology with entities who are affiliates of the Company. As a result, the Company established various joint ventures and formed other strategic alliances (see
Note 3) to further develop the technology and electronic systems and components based on the Chaplin Patents, to develop such technology into commercial applications, to integrate the electronic systems into existing products and to distribute such systems and products into various industrial, commercial and consumer markets.

   The Company has incurred substantial losses from operations since its inception, which have been recurring and amounted to $93.5 million on a cumulative basis through December 31, 1997 and has working capital of $11.7 million at December 31, 1997. These losses, which include the costs for development of products for commercial use, have been funded primarily from the sale of common stock and preferred stock, including the exercise of warrants or options to purchase common stock, and by technology licensing fees and engineering and development funds received from joint venture and other strategic partners. As discussed in Note 3, agreements with joint venture and other strategic partners generally require that a portion of the initial cash flows, if any, generated by the ventures or the alliances be paid on a preferential basis to the Company's co-venturers until the technology licensing fees and engineering and development funds provided to the venture or the Company are recovered.

   Cash and cash equivalents amounted to $12.6 million at December 31, 1997. Management believes that currently available funds may not be sufficient to sustain the Company for the next 12 months. Such funds consist of available cash and cash from the exercise of warrants and options, the funding derived from technology licensing fees, royalties and product sales and engineering development revenue. Reducing operating expenses and capital expenditure alone may not be sufficient and continuation as a going concern is dependent upon the level of realization of funding from technology licensing fees and royalties and product sales and engineering and development revenue, all of which are presently uncertain. In the event that technology licensing fees, royalties and product sales, and engineering and development revenue are not realized as planned, then management believes additional working capital financing must be obtained.
There is no assurance any such financing is or would become available.

   There can be no assurance that funding will be provided by technology license fees, royalties and product sales and engineering and development revenue. In that event, the Company would have to substantially cut back its level of operations. These reductions could have an adverse effect on the Company's relations with its strategic partners and customers. Uncertainty exists with respect to the adequacy of current funds to support the Company's activities until positive cash flow from operations can be achieved, and with respect to the availability of financing from other sources to fund any cash deficiencies (see Note 6 with respect to recent financing).

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. The propriety of using the going concern basis is dependent upon, among other things, the achievement of future profitable operations and the ability to generate sufficient cash from operations, public and private financings and other funding sources to meet its obligations. The uncertainties described in the preceding paragraphs raise substantial doubt at December 31, 1997 about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability of the carrying amount of recorded assets or the amount of liabilities that might result from the outcome of these uncertainties.


2.  Summary of Significant Accounting Policies

Consolidation

   The financial statements include the accounts of the Company and its majority owned subsidiaries. All material inter-company transactions and account balances have been eliminated in consolidation.

   Unconsolidated affiliates include joint ventures and other entities not controlled by the Company, but over which the Company maintains significant influence and in which the Company's ownership interest is 50% or less. The Company's investments in these entities are accounted for on the equity method. When the Company's equity in cumulative losses exceeds its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method (see Note 3). The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

Revenue Recognition

Product Sales

   Revenue is recognized as the product is shipped.

Engineering and Development Services

   Revenue from engineering and development contracts is recognized and billed as the services are performed. However, revenue from certain engineering and development contracts are recognized as services are performed under the percentage of completion method after 10% of the total estimated costs have been incurred. Under the percentage of completion method, revenues and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion.
Estimated losses are recorded when identified.

   Revenues recorded under the percentage of completion method amounted to $249,000, $9,000 and zero for the years ended December 31, 1995, 1996 and 1997, respectively.

Technology Licensing Fees

   Technology licensing fees paid by joint venturers, co-venturers, strategic partners or other licensees which are nonrefundable, are recognized in income upon execution of the license agreement. If any license fee is subject to completion of any performance criteria specified within the agreement, then such license fee is deferred until such performance criteria is met. See Note 3, with respect to the license fee recorded by the Company in connection with Ultra in 1995 and NXT in 1997.

Advertising

   Advertising costs are expensed as incurred. Expense for years ended December 31, 1995, 1996 and 1997 was $0.6 million, $0.5 million and $0.5 million, respectively.

Cash and cash equivalents

   The Company considers all money market accounts and highly liquid investments with original maturities of three months or less at the time of purchase (principally comprise high quality investments in commercial paper) to be cash equivalents.

Inventories

   Inventories are stated at the lower of cost (first in, first out) or market.

   With regard to the Company's assessment of the realizability of inventory, the Company periodically conducts a complete physical inventory, and reviews the movement of inventory on an item by item basis to determine the value of items which are slow moving. After considering the potential for near term product engineering changes and/or technological obsolescence and current realizability, the Company determines the current need for inventory reserves. After applying the above noted measurement criteria at December 31, 1996, and December 31, 1997, the Company determined that a reserve of $0.3 million and $0.5 million, respectively, was adequate.

Property and Equipment

   Property and equipment are stated at cost and depreciation is recorded on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease term.

Patent Rights

   Patent rights are stated at cost and are amortized on a straight line basis over the remaining life of each patent (ranging from 1 to 15 years). Amortization expense was $0.4 million, $0.4 million and $0.3 million for 1995, 1996 and 1997, respectively. Accumulated amortization was $1.5 million and $1.8 million at December 31, 1996 and 1997, respectively.

   It is the Company's policy to review its individual patents when events have occurred which could impair the valuation on any such patent.

Foreign Currency Translation

   The financial statements for the United Kingdom operations are translated into U.S. dollars at year-end exchange rates for assets and liabilities and weighted average exchange rates for revenues and expenses. The effects of foreign currency translation adjustments are included as a component of stockholders' equity and gains and losses resulting from foreign currency transactions are included in income and have not been material.

Loss Per Common Share

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," in the year ended December 31, 1997 and has retroactively applied the effects thereof for all periods presented. Accordingly, the presentation of per share information includes calculations of basic and dilutive loss per share. The impact on the per share amounts previously reported (primary and fully diluted) was not significant. The effects of potential common shares such as warrants, options, and convertible preferred stock has not been included, as the effect would be antidilutive (see Notes 3, 6 and 7).

Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. The Company considers all money market accounts and investments with original maturities of three months or less at the time of purchase to be cash equivalents. The Company primarily holds its cash and cash equivalents in two banks and commercial paper. Deposits in excess of federally insured limits were $12.4 million at December 31, 1997. The Company sells its products and services to original equipment manufacturers, distributors and end users in various industries worldwide. As shown below, the Company's five largest customers accounted for approximately 71% of revenues during 1997 and 59% of accounts receivable at December 31, 1997. The Company does not require collateral or other security to support customer receivables.


                                        (in thousands of dollars)
                                         As of December 31, 1997,
                                       and for the year then ended
                                     ---------------------------------
                                      Accounts
             CUSTOMER                Receivable            Revenue
  --------------------------------   ------------       --------------
  Verity Group plc                          $---               $3,000
  Telex Communications, Inc.                 ---                  391
  The Sharper Image                           53                  236
  Brookstone                                  60                  228
  Siemens AG                                 200                  200
  All Other                                  217                1,663
                                     ------------       --------------
                            Total           $530               $5,718
                                     ============       ==============

   The Company regularly assesses the realizability of its accounts receivable and performs a detailed analysis of its aged accounts receivable. When quantifying the realizability of accounts receivable, the Company takes into consideration the value of past due receivables and the collectibility of such receivables, based on credit worthiness.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation

     During 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). The provisions of SFAS No. 123 allow the Company to either expense the estimated fair value of stock options and warrants or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options or warrants been expensed. The Company has elected to continue to apply APB 25 in accounting for its employee stock option and warrant incentive plans. Please refer to Note 7 for further information.

Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure", No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has not yet determined whether the above pronouncements will have a significant effect on the information presented in the financial statements.


3.  Joint Ventures and Other Strategic Alliances

   The following is a summary of certain of the Company's joint ventures and other strategic alliances as of December 31, 1997.

   The Company and certain of its majority-owned subsidiaries have entered into agreements to establish joint ventures and other strategic alliances related to the design, development, manufacture, marketing and distribution of its electronic systems and products containing such systems. These agreements generally provide that the Company license technology and contribute a nominal amount of initial capital and that the other parties provide substantially all of the funding to support the venture or alliance. This support funding generally includes amounts paid or services rendered for engineering and development. In exchange for this funding, the other party generally receives a preference in the distribution of cash and/or profits from the joint ventures or royalties from these alliances until such time that the support funding (plus an "interest" factor in some instances) is recovered. At December 31, 1997, there were no preferred distributions due to joint venture partners from future profits of the joint ventures.

   Technology licensing fees and engineering and development fees paid by joint ventures to the Company are recorded as income since there is no recourse to the Company for these amounts or any commitment by the Company to fund the obligations of the venture.

   When the Company's share of cumulative losses equals its investment and the Company has no obligation or intention to fund such additional losses, the Company suspends applying the equity method. The aggregate amount of the Company's share of losses in these joint ventures in excess of the Company's investments which has not been recorded was zero at December 31, 1997. The Company will not be able to record any equity in income with respect to an entity until its share of future profits is sufficient to recover any cumulative losses that have not previously been recorded.

   Certain of the joint ventures will be suppliers to the Company and to other of the joint ventures and will transfer products to the related entities based upon pricing formulas established in the agreements. The formula is generally based upon fully burdened cost, as defined in the agreements, plus a nominal profit.

   Total revenues recorded by the Company relating to the joint ventures and alliances, or their principals, for technology licensing fees, engineering and development services and product sales were as follows:



                                             (in thousands of dollars)
                                              Years ended December 31,
                                        -------------------------------------
       Joint Venture/Alliance                1995         1996         1997
--------------------------------------  -----------  -----------  -----------
Walker Noise Cancellation                   $3,994     $     90     $     61
Technologies
Ultra Electronics, Ltd.                      3,153           62            -
ELESA                                          424           28            -
Siemens Medical Systems, Inc.                  260          319          172
Foster/NCT Supply, Ltd.                        133           10           28
AB Electrolux                                  129           12           34
Hoover Universal, Inc.                           -          713            -
Verity Group plc                                 -            -        3,000
                                        -----------  -----------  -----------
                Total                       $8,093       $1,234       $3,295
                                        ===========  ===========  ===========


   Outlined below is a summary of the nature and terms of selected ventures or alliances:

Joint Ventures

   OnActive Technologies, L.L.C. ("OAT") is a limited liability company currently owned 42.5% by Applied Acoustic Research, L.L.C. ("AAR"), 42.5% by the Company and 15.0% by Hoover Universal, Inc., a wholly owned subsidiary of Johnson Controls, Inc. ("JCI") (collectively, the "Members") under an Operating Agreement concluded in December, 1995 and amended in May, 1996. OAT will design, develop, manufacture, market, distribute and sell flat panel transducers ("FPT(TM)) and related components for use in audio applications and audio systems installed in ground based vehicles. Initial capital contributions by the Company and AAR were nominal and no Member is required to make any additional contribution to OAT. In May, 1996, JCI acquired a $1.5 million, 15% equity interest in OAT and acquired exclusive rights in the automotive OEM market to certain of the Company's and AAR's related patents for a total of $1.5 million, which was paid 50/50 to the Company and AAR. In connection therewith, the Company recorded a license fee of $750,000 during the year ended December 31, 1996. The Operating Agreement provides that services and subcontracts provided to OAT by the Members are to be compensated by OAT at 115% of the Members fully burdened cost. However, during 1996, administrative services required by OAT were provided by the Company and not charged to OAT. During 1996 such services were nominal. As of December 31, 1995 the Company recognized $80,000 of income relating to its share of 1995 profit in OAT. As of December 31, 1996 the Company reversed the $80,000 of income which related to its share of the 1996 loss in OAT. In consideration for certain marketing services to be provided by the Company and Oxford International, Ltd. (Oxford), an affiliate of AAR, OnActive will pay the Company and Oxford two percent (2%) each of the revenues or thirty percent (30%) each of the gross margin (whichever is less) received by OnActive from the sale of Top Down Surround Sound(TM) ("TDSS") systems and the licensing of TDSS technology to certain original equipment manufacturers.

Other Strategic Alliances

   Ultra Electronics Ltd. (formerly Dowty Maritime Limited) ("Ultra") and the Company entered into a teaming agreement in May 1993 to collaborate on the design, manufacture and installation of products to reduce noise in the cabins of various types of aircraft. In accordance with the agreement, the Company provided informational and technical assistance relating to the aircraft quieting system and Ultra reimbursed the Company for expenses incurred in connection with such assistance. Ultra was responsible for the marketing and sales of the products. The Company was to supply Ultra with electronic components required for the aircraft quieting system, at a defined cost, to be paid by Ultra.

   In March 1995, the Company and Ultra amended the teaming agreement and concluded a licensing and royalty agreement for $2.6 million and a future royalty of 1-1/2 % of sales commencing in 1998. Under the agreement, Ultra has also acquired the Company's active aircraft quieting business based in Cambridge, England, leased a portion of the Cambridge facility and has employed certain of the Company's employees.
   Accordingly, the Company recorded $2.6 million as a technology licensing fee relating to the net amount received from above noted amended teaming agreement and the licensing and royalty agreement in the first quarter of 1995.

   New Transducers Ltd.("NXT"), a wholly owned subsidiary of Verity Group, plc ("Verity") and the Company executed a cross licensing agreement (the "Cross License") on March 28, 1997. Under terms of the Cross License, the Company licensed patents and patents pending which relate to FPT(TM) technology to NXT, and NXT licensed patents and patents pending which relate to parallel technology to the Company. In consideration of the license, during the first quarter 1997, NCT recorded a $3.0 million license fee receivable from NXT as well as royalties on future licensing and product revenue. The Company also executed a security deed (the "Security Deed") in favor of NXT granting NXT a conditional assignment in the patents and patents pending licensed to NXT under the Cross License in the event a default in a certain payment to be made by the Company under the Cross License continued beyond fifteen days. Concurrent with the Cross License, the Company and Verity executed agreements granting each an option for a four year period commencing on March 28, 1998, to acquire a specified amount of the common stock of the other subject to certain conditions and restrictions. With respect to the Company's option to Verity (the "Verity Option"), 3.8 million shares of common stock (approximately 3.4% of the then issued and outstanding common stock) of the Company are covered by such option and the Company executed a registration rights agreement (the "Registration Rights Agreement") covering such shares. Five million ordinary shares (approximately 2.0% of the then issued and outstanding ordinary shares) of Verity are covered by the option granted by Verity to the Company. The exercise price under each option is the fair value of a share of the applicable stock on March 28, 1997, the date of grant. On April 15, 1997, Verity, NXT and the Company executed several agreements and other documents (the "New Agreements") terminating the Cross License, the Security Deed, the Verity Option and the Registration Rights Agreement and replacing them with new agreements (respectively the "New Cross License", the "New Security Deed", the "New Verity Option" and the "New Registration Rights Agreement"). The material changes effected by the New Agreements were the inclusion of Verity as a party along with its wholly owned subsidiary NXT; providing that the license fee payable to NCT could be paid in ordinary shares of Verity stock; and reducing the exercise price under the option granted to Verity to purchase shares of the Company's common stock to $0.30 per share. The subject license fee was paid to the Company in ordinary shares of Verity stock which were subsequently sold by the Company. On September 27, 1997, Verity, NXT, NCT Audio Products, Inc. ("NCT Audio") and the Company executed several agreements and other documents, terminating the New Cross License and the New Security Deed and replacing them with new agreements (respectively, the "Cross License Agreement dated September 27, 1997" and the "Master License Agreement"). The material changes effected by the most recent agreements were an expansion of the fields of use applicable to the exclusive licenses granted to Verity and NXT, an increase in the royalties payable on future licensing and product revenues, cancellation of the New Security Deed covering the patents licensed by the Company, and the acceleration of the date on which the parties can exercise their respective stock purchase option to September 27, 1997.

4.  Inventories

   Inventories comprise the following:

                            (in thousands of dollars)
                                                       December 31,
                                                ----------------------------
                                                    1996           1997
                                                -------------   ------------

Components                                      $    543        $   514
Finished goods                                       619          1,291
                                                -------------   ------------
Gross inventory                                 $  1,162        $ 1,805
Reserve for obsolete & slow moving inventory        (262)          (472)
                                                -------------   ------------
Inventory, net of reserves                      $    900        $ 1,333
                                                =============   ============


5.  Property and Equipment

   Property and equipment comprise the following:

                                                  (in thousands of dollars)
                                Estimated                December 31,
                               Useful Life        -------------------------
                                 (Years)              1996         1997
                               -------------      ------------ ------------

  Machinery and equipment          3-5            $   1,763    $   1,801
  Furniture and fixtures           3-5                  749          869
  Leasehold improvements           7-10               1,185        1,177
  Tooling                          1-3                1,062          670
  Other                            5-10                 167           74
                                                  ------------ ------------
       Gross                                      $   4,926    $   4,591
  Less accumulated depreciation                      (2,873)      (3,447)
                                                  ------------ ------------
       Net                                        $   2,053    $   1,144
                                                  ============ ============

     Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $0.6 million, $ 0.5 million and $0.6 million, respectively.


6.  Common Stock

Private Placements

   On November 8, 1995 the Company entered into a stock purchase agreement for the sale of 4.8 million shares of its common stock in a private placement to a foreign investor in consideration for $3.3 million in net proceeds to the Company. The closing of the transaction occurred on November 14, 1995. The purchaser of the common stock was subject to certain resale and transfer restrictions including those under Regulation S of the United States Securities Act of 1933, as amended.

   The Company completed a private placement of 2.0 million shares of its common stock on August 4, 1995 receiving approximately $0.7 million in net proceeds. The purchaser of the common stock was subject to certain resale and transfer restrictions including those under Regulation D of the Securities Act of 1933, as amended. As provided for in the Stock Purchase Agreement, within nine months of the closing date, the Company was obligated to file a registration statement with the Securities and Exchange Commission (the "SEC")covering the registration of the shares for resale by the purchaser.

   On March 28, 1996, the Company sold 2.0 million shares of its common stock in a second private placement with the investor in the private placement described in the preceding paragraph that provided net proceeds to the Company of $0.7 million under terms and conditions substantially the same as those of the earlier private placement. A registration statement covering the 4.0 million shares of the Company's common stock issued in connection with this private placement and the one described in the preceding paragraph was declared effective by the Commission on September 3, 1996.

   On April 10, 1996, the Company sold an additional 1.0 million shares, in the aggregate, of its common stock in a private placement with three institutional investors that provided net proceeds to the Company of $0.3 million.
Contemporaneously, the Company sold secured convertible term notes in the aggregate principal amount of $1.2 million to those institutional investors and granted them each an option to purchase an aggregate of $3.45 million of additional shares of the Company's common stock. The per share conversion price under the notes and the exercise price under the options are equal to the price received by the Company for the sale of such 1.0 million shares subject to certain adjustments.

   On August 13, 1996, the three institutional investors converted their secured, convertible term notes and exercised their options in full. As a result, the Company issued 13,403,130 shares, in the aggregate, of its common stock to such investors, received $3.45 million in cash, and effected by conversion to its common stock the payment of the notes together with the accrued interest thereon.

   On August 29, 1996, the Company sold 1.8 million shares of its common stock to the same foreign investor which purchased 4.8 million shares of the Company's common stock in November, 1995. The Company received $0.9 million of net proceeds. The purchaser is subject to certain resale and transfer restrictions with respect to these shares.

   Between January 15, 1997 and March 25, 1997, the Company issued and sold an aggregate amount of $3.4 million of non-voting subordinated convertible debentures (the "Debentures") in a private placement pursuant to Regulation S of the Securities Act of 1933, as amended, (the "Securities Act") to five unrelated investors (the "Investors") through multiple dealers (the "First Quarter 1997 Financing") from which the Company realized $3.2 million of net proceeds. The Debentures were to mature between January 15, 2000 and March 25, 2000 and earn 8% interest per annum, payable quarterly in either cash or the Company's common stock at the Company's sole option. Subject to certain common stock resale restrictions, the Investors, at their discretion, had the right to convert the principal due on the Debentures into the Company's common stock at any time after the 45th day following the date of the sale of the Debentures to the Investors. In the event of such a conversion, the conversion price was the lesser of 85% of the closing bid price of the Company's common stock on the closing date of the Debentures' sale or between 75% to 60% (depending on the Investor and other conditions) of the average closing bid price for the five trading days immediately preceding the conversion. To provide for the above noted conversion and interest payment options, the Company reserved 15 million shares of the Company's common stock for issuance upon such conversion. Subject to certain conditions, the Company also had the right to require the Investors to convert all or part of the Debentures under the above noted conversion price conditions after February 15, 1998. As of June 6, 1997, the Investors had converted all $3.4 million of the Debentures into 16.5 million shares of the Company's common stock. At the Company's election, interest due through the conversion dates of the Debentures was paid through the issuance of an additional 0.2 million shares of the Company's common stock. In conjunction with the Debentures, the Company granted a warrant to purchase 75,000 shares of common stock to one investor. During the year ended December 31, 1997, the Company valued this warrant, using the Black-Scholes pricing model at $34,000 which was expensed as debt discount. The Company has recorded a $1.4 million non-cash interest expense attributable to the conversions of the Debentures in the first and second quarters of 1997 as an adjustment during the fourth quarter of 1997. If the shares were issued in lieu of debt at the respective issuance dates of the debt, supplementary basic and diluted net loss per share for the year ended December 31, 1997 would have been a loss of $0.08 per share.

   On June 19, 1997 the stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 140 million shares to 185 million shares. The Company has reserved 3.9 million shares of such additional shares for issuance upon the exercise of the New Verity Option and 2.6 million shares of such additional shares for issuance upon the exercise of options granted or to be granted and future grants of restricted stock awards under the Noise Cancellation Technologies, Inc. Stock Incentive Plan (the "1992 Plan").

   On July 30, 1997 the Company sold 2.9 million shares, in the aggregate, of its common stock at a price of $0.175 per share in the July 30, 1997 Private Placement that provided net proceeds to the Company of $0.5 million.

   On September 4, 1997, the Company transferred $5,000 cash and all of the business and assets of its Audio Products Division as then conducted by the Company and as reflected on the business books and records of the Company to a newly incorporated company, NCT Audio, in consideration for 5,867 shares of NCT Audio common stock whereupon NCT Audio became a wholly owned subsidiary of the Company. The Company also granted NCT Audio an exclusive worldwide license with respect to all of the Company's relevant patented and unpatented technology relating to FPT(TM) and FPT(TM) based audio speaker products for all markets for such products excluding (a) markets licensed to or reserved by Verity and NXT under the Company's cross licensing agreements with Verity and NXT, (b) the ground based vehicle market licensed to OAT, (c) all markets for hearing aids and other hearing enhancing or assisting devices, and (d) all markets for headsets, headphones and other products performing functions substantially the same as those performed by such products in consideration for a license fee of $3.0 million (eliminated in consolidation) to be paid when proceeds are available from the sale of NCT Audio common stock and ongoing future royalties payable by NCT Audio to the Company as provided in such license agreement. In addition, the Company agreed to transfer all of its rights and obligations under its cross licensing agreements with Verity and NXT to NCT Audio and to transfer the Company's interest in OAT to NCT Audio. Between October 10, 1997 and December 4, 1997 NCT Audio issued 2,145 shares of its common stock (including 533 shares issued to Verity) for an aggregate purchase price of $4.0 million in a private placement pursuant to Regulation D under the Securities Act (the "NCT Audio Financing"). NCT Audio has not met certain conditions regarding the filing of a registration statement for NCT Audio common stock. As such, holders of NCT Audio common stock have a right to convert their NCT Audio common stock into a sufficient number of restricted shares of NCT common stock to equal their original cash investment in NCT Audio, plus a 20% discount to market. As of February 27, 1998, no NCT Audio shareholder has exercised their right to convert NCT Audio common stock into NCT common stock under the terms noted above.

   Between October 28, 1997 and December 11, 1997, the Company entered into a series of subscription agreements (the "Subscription Agreements") to sell an aggregate amount of $13.3 million of Series C Convertible Preferred Stock (the "Preferred Stock") in a private placement, pursuant to Regulation D of the Securities Act, to 32 unrelated accredited investors through two dealers (the "1997 Preferred Stock Private Placement"). The total Preferred Stock Offering was completed on December 11, 1997. The aggregate net proceeds to the Company of the 1997 Preferred Stock Private Placement were $11.9 million. Each share of the Preferred Stock has a par value of $.10 per share and a stated value of one thousand dollars ($1,000) with an accretion rate of four percent (4%) per annum on the stated value. Each share of Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock subject to certain limitations. Under the terms of the Subscription Agreements the Company is required to exercise its best efforts to file a registration statement
("Registration Statement") on Form S-3 covering the resale of all shares of common stock of the Company issuable upon conversion of the Preferred Stock then outstanding within sixty (60) days after the first Closing of the 1997 Preferred Stock Private Placement. The shares of Preferred Stock become convertible into shares of common stock at any time commencing after the earlier of (i) the effective date of the Registration Statement; or (ii) ninety (90) days after the date of filing of the Registration Statement. Each share of Preferred Stock is convertible into a number of shares of common stock of the Company as determined in accordance with the Conversion Formula as set forth in the agreement using a conversion price equal to the lesser of (x) 120% of the five (5) day average closing bid price of common stock immediately prior to the closing date of the Preferred Stock being converted or (y) 20% below the five (5) day average closing bid price of Common Stock immediately prior to the conversion date thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" for a description of the Conversion Formula.

   The conversion terms of the Preferred Stock also provide that in no event shall the average closing bid price referred to in the Conversion Formula be less than $0.625 per share and in no event shall the Company be obligated to issue more than 26.0 million shares of its common stock in the aggregate in connection with the conversion of the Preferred Stock. Accordingly, 26.0 million shares of common stock which could be issuable upon conversion of the Preferred Stock are included in the offering to which the prospectus relates. Under the terms of the Subscription Agreements the Company may be subject to a penalty if the Registration Statement is not declared effective within one hundred twenty
(120) days after the first closing of any incremental portion of the offering of Preferred Stock, such penalty to be in an amount equal to one and one half percent (1.5%) per month of the aggregate amount of Preferred Stock sold in the offering up to a maximum of ten percent (10%) of such aggregate amount. The Subscription Agreements also provide that for a period commencing on the date of the signing of the Subscription Agreements and ending ninety (90) days after the closing of the offering the Company will be prohibited from issuing any debt or equity securities other than Preferred Stock, and that the Corporation will be required to make certain payments in the event of its failure to effect conversion in a timely manner or in the event it fails to reserve sufficient authorized but unissued common stock for issuance upon conversion of the Preferred Stock.

   The SEC has taken the position that when preferred stock is convertible to common stock at a conversion rate that is the lower of a rate fixed at issuance or a fixed discount from the common stock market price at the time of conversion, the discounted amount is an assured incremental yield, the "beneficial conversion feature", to the preferred shareholders and should be accounted for as an embedded dividend to preferred shareholders. As such, this dividend was recognized in the earnings per share calculation.

Stock Subscription Receivable

   The $0.4 million stock subscription receivable at December 31, 1997 represents a receivable of $0.1 million due from a director which was paid in 1998, and a $0.3 million receivable from the escrow agent for the NCT Audio financing which has not yet been paid.

Shares Reserved for Common Stock Options and Warrants

   At December 31, 1997 aggregate shares reserved for issuance under common stock option plans and warrants amounted to 17.7 million shares of which common stock options and warrants for 18.6 million shares are outstanding (see Note 7) and 16.2 million shares are exercisable.

7.  Common Stock Options and Warrants

   The Company applies APB 25 in accounting for its various employee stock option incentive plans and warrants and, accordingly, recognizes compensation expense as the difference, if any, between the market price of the underlying common stock and the exercise price of the option on the date of grant. The effect of applying SFAS No. 123 on 1995, 1996 and 1997 pro forma net loss as stated above is not necessarily representative of the effects on reported net loss for future periods due to, among other factors, (i) the vesting period of the stock options and (ii) the fair value of additional stock option grants in future periods. If compensation expense for the Company's stock option plans and warrants had been determined based on the fair value of the options or warrants at the grant date for awards under the plans in accordance with the methodology prescribed under SFAS No. 123, the Company's net loss would have been $5.8 million, $12.8 million and $15.8 million, or $(0.07), $(0.13) and $(0.14) per share in 1995, 1996 and 1997, respectively. The fair value of the options and warrants granted in 1995, 1996 and 1997 are estimated in the range of $0.44 to $1.25, $0.48 to $0.58 and $0.16 to $4.07 per share, respectively, on the date of grant using the Black-Scholes option-pricing model utilizing the following assumptions: dividend yield 0%, volatility of 1.040, 1.225 and 1.289 in 1995, 1996 and 1997, respectively, risk free interest rates in the range of 5.63% to 7.84%, 5.05% to 6.50% and 5.79% to 6.63% for 1995, 1996 and 1997, respectively, and expected life of 3 years. The weighted average fair value of options granted during 1995, 1996 and 1997 are estimated in the range of $0.37 to $0.66, $0.49, and $0.13 to $0.58 per share, respectively also using the Black-Scholes option-pricing model.

Stock Options

   The Company's 1987 Stock Option Plan (the "1987 Plan") provides for the granting of up to 4.0 million shares of common stock as either incentive stock options or nonstatutory stock options. Options to purchase shares may be granted under the 1987 Plan to persons who, in the case of incentive stock options, are full-time employees (including officers and directors) of the Company; or, in the case of nonstatutory stock options, are employees or non-employee directors of the Company. The exercise price of all incentive stock options must be at least equal to the fair market value of such shares on the date of the grant and may be exercisable over a ten-year period. The exercise price and duration of the nonstatutory stock options are to be determined by the Board of Directors. Options granted under the 1987 Plan generally vest 20% upon grant and 20% per annum thereafter as determined by the Board of Directors.

   Information with respect to 1987 Plan activity is summarized as follows:

                                                 Years Ended December 31,
                            -----------------------------------------------------------------------
                                   1995                     1996                      1997
                            --------------------    ----------------------     - ------------------
                                        Weighted                 Weighted                  Weighted
                                        Average                  Average                   Average
                                        Exercise                 Exercise                  Exercise
                            Shares      Price        Shares      Price         Shares      Price
                            ------      --------     ------      ---------     ------      --------
Outstanding at
 beginning of year       1,790,472        $0.58   1,540,000        $0.56    1,500,000       $ 0.54
Options granted                  -            -           -            -    1,350,000       $ 0.51
Options exercised         (232,651)       $0.66           -            -            -            -
Options canceled,
 expired or forfeited      (17,821)       $1.39     (40,000)       $1.31   (1,500,000)      $(0.54)
                         ----------               ----------               -----------
Outstanding at end of    1,540,000        $0.56   1,500,000        $0.54    1,350,000       $ 0.51
 year
                         ==========               ==========               ===========

Options exercisable
at year-end              1,540,000        $0.56   1,500,000        $0.54    1,350,000       $ 0.51
                         ==========               ==========               ===========

   As of December 31, 1997, options for the purchase of 217,821 shares were available for future grant under the 1987 Plan.

   The Company's non-plan options are granted from time to time at the discretion of the Board of Directors. The exercise price of all non-plan options generally must be at least equal to the fair market value of such shares on the date of grant and generally are exercisable over a five to ten year period as determined by the Board of Directors. Vesting of non-plan options varies from
(i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

   Information with respect to non-plan stock option activity is summarized as follows:

                                                 Years Ended December 31,
                              -------------------------------------------------------------
                                      1995                1996                1997
                              ---------------------  ------------------  ------------------
                                           Weighted            Weighted            Weighted
                                           Average             Average             Average
                                           Exercise            Exercise            Exercise
                                 Shares    Price     Shares    Price     Shares    Price
                              ---------    --------  -------   --------  -------   --------
Outstanding at                1,641,995     $1.98   403,116     $1.04    372,449    $1.08
 beginning of year
Options granted                       -         -         -         -  7,844,449    $0.41
Options exercised              (328,667)    $0.51   (26,667)    $0.50          -        -
Options canceled,
 expired or forfeited          (910,212)    $2.92    (4,000)    $1.33 (3,897,449)   $0.53
                              ----------            --------          -----------
Outstanding at end of           403,116     $1.04    372,449    $1.08  4,319,449    $0.36
 year
                              ==========            ========          ===========

Options exercisable             399,116     $1.02    370,449    $1.07  4,319,449    $0.36
 at year-end
                              ==========            ========          ===========

   On October 6, 1992, the Company adopted a stock option plan as amended (the "1992 Plan") for the granting of options to purchase up to 10,000,000 shares of common stock to officers, employees, certain consultants and certain directors. The exercise price of all 1992 Plan options must be at least equal to the fair market value of such shares on the date of the grant and 1992 Plan options are generally exercisable over a five to ten year period as determined by the Board of Directors. Vesting of 1992 Plan options varies from (i) fully vested at the date of grant to (ii) multiple year apportionment of vesting as determined by the Board of Directors.

   Information with respect to 1992 Plan activity is summarized as follows:

                                                      Years Ended December 31,
                                      ---------------------------------------------------------------
                                            1995                  1996                   1997
                                      ------------------   -------------------    -------------------
                                                Weighted              Weighted               Weighted
                                                Average               Average                Average
                                                Exercise              Exercise               Exercise
                                      Shares    Price      Shares     Price       Shares     Price
                                      -------   --------   ------     --------    ------     --------
Outstanding at beginning of year    4,058,542    $2.75    4,004,248    $1.00    6,022,765     $ 0.86
Options granted                     5,386,422    $1.04    2,156,500    $0.67    4,652,222     $ 0.55
Options exercised                    (161,423)   $0.85      (33,533)   $0.75   (1,141,795)    $(0.64)

Options canceled, expired or
 forfeited                         (5,279,293)   $2.29     (104,450)   $1.37     (503,256)    $(0.99)
expired or forfeited
                                    ----------             ---------           -----------
Outstanding at end of year          4,004,248    $1.00     6,022,765   $0.86    9,029,936     $ 0.72
                                    ==========             =========           ===========

Options exercisable at year-end     1,534,335    $1.31     5,835,265   $0.86    6,592,436     $ 0.73
                                    ==========             =========           ===========

     As of December 31, 1997, no shares were available for future grants of restricted stock awards and for options to purchase common stock under the 1992 Plan.

   As of December 31, 1997, 1.9 million options have been granted but are not exercisable until such time as the Company's stockholders approve an increase in the number of shares of the Company's Common Stock included in the 1992 Plan. At the time of such stockholder approval, if the market value of the Company's stock exceeds the exercise price of the subject options, the Company will incur a non-cash charge to earnings equal to the spread between the exercise price of the option and market price, times the number of options involved.

   On November 15, 1994, the Board of Directors adopted the Noise Cancellation Technologies, Inc. Option Plan for Certain Directors (the "Directors Plan"), as amended. Under the Directors Plan 821,000 shares have been approved by the Board of Directors for issuance. The options granted under the Directors Plan have exercise prices equal to the fair market value of the Common Stock on the grant dates, and expire five years from date of grant. Options granted under the Directors Plan are fully vested at the grant date.

   Information with respect to Directors Plan activity is summarized as follows:

                                                                  Years Ended December 31,
                                                 -----------------------------------------------------------------
                                                       1995                  1996                    1997
                                                 -------------------  ---------------------  ---------------------
                                                           Weighted               Weighted                 Weighted
                                                           Average                Average                  Average
                                                           Exercise               Exercise                 Exercise
                                                 Shares    Price       Shares     Price        Shares      Price
                                                 ------    ---------   ------     ---------    ------      --------
Outstanding at beginning of year                240,000      $0.97    821,000       $0.73     746,000        $0.73
Options granted                               1,076,000      $0.77          -           -           -            -
Options exercised                                     -          -          -           -           -            -
Options canceled, expired or forfeited         (495,000)     $0.92    (75,000)      $0.75           -            -
                                              ----------              --------                -------
Outstanding at end of year                      821,000      $0.73    746,000       $0.73     746,000        $0.73
                                              ==========              ========                =======

Options exercisable at year-end                 305,000      $0.70    746,000       $0.73     746,000        $0.73
                                              ==========              ========                =======

   As of December 31, 1997, there were 75,000 options for the purchase of shares available for future grants under the Directors Plan.

   The following information summarizes information about the Company's stock options outstanding at December 31, 1997:


                                      Options Outstanding              Options Exercisable
                              ------------------------------------    ---------------------
                                           Weighted
                                           Average
                                           Remaining      Weighted                 Weighted
                  Range of                 Contractual    Average                  Average
                  Exercise    Number       Life           Exercise    Number       Exercise
     Plan         Price       Outstanding  (In Years)     Price       Exercisable  Price
     ----         --------    -----------  -----------    --------    -----------  --------
1987 Plan         $0.50 to    1,350,000       1.18         $0.51       1,350,000    $0.51
                  $0.63
Non-Plan          $0.27 to    4,319,449       4.14         $0.36       4,319,449    $0.36
                  $4.75
1992 Plan         $0.27 to    9,029,936       4.89         $0.72       6,592,436    $0.73
                  $4.00
Director's Plan   $0.66 to      746,000       1.88         $0.73         746,000    $0.73
                  $0.75

Warrants

   The Company's warrants are granted from time to time at the discretion of the Board of Directors. The exercise price of all warrants generally must be at least equal to the fair market value of such shares on the date of grant. Warrants are generally exercisable over a five to ten year period as determined by the Board of Directors. Warrants generally vest on the grant date.

   The Company had shares of its common stock reserved at December 31, 1995, December 31, 1996, and December 31, 1997, for warrants outstanding, all of which are exercisable.

   Information with respect to warrant activity is summarized as follows:



                                                            Weighted               Weighted                   Weighted
                                                            Average                Average                    Average
                                                            Exercise               Exercise                   Exercise
                                            Shares          Price       Shares     Price          Shares      Price
                                            ------          ---------   ------     ---------      ------      --------
Outstanding at beginning of year             4,829,896      $1.20    4,032,541       $0.71     3,888,539       $ 0.72
Warrants granted                             2,418,750      $0.76            -           -     2,846,923       $ 0.76
Warrants exercised                            (327,105)     $0.76     (144,002)      $0.45      (854,119)      $(0.41)
Warrants canceled, expired or forfeited     (2,889,000)     $1.57            -           -    (2,734,423)      $(0.75)
                                            -----------              ----------               -----------
Outstanding at end of year                   4,032,541      $0.71    3,888,539       $0.72     3,146,920       $ 0.81
                                            ===========              ==========               ===========

Warrants exercisable at year-end             4,032,541      $0.71    3,888,539       $0.72     3,146,920       $ 0.81
                                            ===========              ==========                ==========

   The following table summarizes information about warrants outstanding at December 31, 1997:

                                      Warrants Outstanding            Warrants Exercisable
                              ------------------------------------   ----------------------

                                            Weighted
                                            Average
                                            Remaining     Weighted                 Weighted
                                            Contractual   Average                  Average
                              Number        Life          Exercise   Number        Exercise
Range of Exercise Price       Outstanding   (In Years)    Price      Exercisable   Price
-----------------------       -----------   -----------   --------   -----------   --------
$0.69 to $4.00                 3,146,920      2.06         $0.81      3,146,920     $0.81

8.  Related Parties

Environmental Research Information, Inc.

   In 1989, the Company established a joint venture with Environmental Research Information, Inc., ("ERI") to jointly develop, manufacture and sell (i) products intended for use solely in the process of electric power generation, transmission and distribution and which reduce noise and/or vibration resulting from such process; (ii) personal quieting products sold directly to the electric utility industry; and (iii) products that reduce noise and/or vibration emanating from fans and fan systems (collectively, "Power and Fan Products"). In 1991, in connection with the termination of this joint venture, the Company agreed, among other things, during the period ending February 1996, to make payments to ERI equal to (i) 4.5% of the Company's sales of Power and Fan Products and (ii) 23.75% of fees derived by the Company from its license of Power and Fan Products technology, subject to an overall maximum of $4,500,000. Michael J. Parrella, President of the Company, was Chairman of ERI at the time of both the establishment and termination of the joint venture and owns approximately 12% of the outstanding capital of ERI. In addition, Jay M. Haft, Chairman of the Board of Directors of the Company, shares investment control over an additional 24% of the outstanding capital of ERI. During the fiscal year ended December 31, 1996, the Company was not required to make any such payments to ERI under these agreements.

Quiet Power Systems, Inc.

   In 1993, the Company entered into three Marketing Agreements with QuietPower Systems, Inc. ("QSI") (until March 2, 1994, "Active Acoustical Solutions, Inc."), a company which is 33% owned by ERI and 2% owned by Mr. Haft. Under the terms of one of these Marketing Agreements, QSI has undertaken to use its best efforts to seek research and development funding for the Company from electric and natural gas utilities for applications of the Company's technology to their industries. In exchange for this undertaking, the Company has issued a warrant to QSI to purchase 750,000 shares of common stock at $3.00 per share. The last sale price for the common stock reported on the NASDAQ National Market System on May 15, 1993, the date of the Marketing Agreement, was $2.9375. The warrant becomes exercisable as to specific portions of the total 750,000 shares of common stock upon the occurrence of defined events relating to QSI's efforts to obtain such funding for the Company. When such defined events occur, the Company will record a charge for the amount by which the market price of the common stock on such date exceeds $3.00 per share, if any. The warrant remains exercisable as to each such portion from the occurrence of the defined event through October 13, 1998. As of December 31, 1993, contingencies had been removed against 525,000 warrants resulting in a 1993 non-cash charge of $120,250. This Marketing Agreement also grants to QSI a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for non-retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products for which QSI is a procuring cause in obtaining the first order from such customer. In the case of sales to utility company customers, the commission is 6% of the revenues received by the Company. On sales to original equipment manufacturers for utilities, the commission is 6% on the gross revenue NCT receives on such sales from the customer in the first year, 4% in the second year, 2% in the third year and 1% in the fourth year, and
 .5% in any future years after the fourth year. QSI is also entitled to receive a 5% commission on any research and development funding it obtains for NCT, and on any license fees it obtains for the Company from the license of the Company's technology. The initial term of this Agreement is three years renewable automatically thereafter on a year-to-year basis unless a party elects not to renew.

   Under the terms of the second of the three Marketing Agreements, QSI is granted a non-exclusive right to market the Company's products that are or will be designed and sold for use in or with feeder bowls throughout the world, excluding Scandinavia and Italy. Under this Marketing Agreement, QSI is entitled to receive commissions similar to those payable to end user and original equipment manufacturer customers described above. QSI is also entitled to receive the same 5% commission described above on research and development funding and technology licenses which it obtains for the Company in the feeder bowl area. The initial term of this Marketing Agreement is three years with subsequent automatic one-year renewals unless a party elects not to renew.

   Under the terms of the third Marketing Agreement, QSI is granted an exclusive right to market the Company's products that are or will be designed and sold for use in or with equipment used by electric and/or natural gas utilities for retrofit applications in North America. QSI is entitled to receive a sales commission on any sales to a customer of such products equal to 129% of QSI's marketing expenses attributable to the marketing of the products in question, which expenses are to be deemed to be the lesser of QSI's actual expenses or 35% of the revenues received by the Company from the sale of such products. QSI is also entitled to receive a 5% commission on research and development funding similar to that described above. QSI's exclusive rights continue for an indefinite term provided it meets certain performance criteria relating to marketing efforts during the first two years following product availability in commercial quantity and minimum levels of product sales in subsequent years. In the event QSI's rights become non-exclusive, depending on the circumstances causing such change, the initial term then becomes either three or five years from the date of this Marketing Agreement, with subsequent one-year automatic renewals in each instance unless either party elects not to renew.

   For the years ended December 31, 1995, 1996 and 1997 the Company was not required to pay any commissions to QSI under any of these Marketing Agreements.

   The Company has also entered into a Teaming Agreement with QSI under which each party agrees to be responsible for certain activities relating to transformer quieting system development projects to be undertaken with utility companies. Under this Teaming Agreement, QSI is entitled to receive 19% of the amounts to be received from participating utilities and the Company is entitled to receive 81%. During the fiscal year ended December 31, 1995, 1996 and 1997 no payments were required to be made to QSI.

   In March 1995, the Company entered into a Master Agreement with QSI under which QSI was granted an exclusive worldwide license under certain NCT patents and technical information to market, sell and distribute transformer quieting products, turbine quieting products and certain other products in the utility industry. Under the Master Agreement, QSI is to fund development of the products by the Company and the Company is to manufacture the products. However, QSI may obtain the right to manufacture the products under certain circumstances including NCT's failure to develop the products or the failure of the parties to agree on certain development matters. In consideration of the rights granted under the Master Agreement, QSI is to pay the Company a royalty of 6% of the gross revenues received from the sale of the products and 50% of the gross revenues received from sublicensing the rights granted to QSI under the Master Agreement after QSI has recouped 150% of the costs incurred by QSI in the development of the products in question. The Company is obligated to pay similar royalties to QSI on its sale of the products and the licensing of rights covered under the Master Agreement outside the utility industry and from sales and licensing within the utility industry in the Far East. In addition to the foregoing royalties, QSI is to pay an exclusivity fee to the Company of $750,000; $250,000 of which QSI paid to the Company in June 1994. The balance is payable in equal monthly installments of $16,667 beginning in April 1995. QSI's exclusive rights become non-exclusive with respect to all products if it fails to pay any installment of the exclusivity fee when due and QSI loses such rights with respect to any given product in the event it fails to make any development funding payment applicable to that product. The Master Agreement supersedes all other agreements relating to the products covered under the Master Agreement, including those agreements between the Company and QSI described above.

   Immediately following the execution to the Master Agreement, the Company and QSI entered into a letter agreement providing for the termination of the Master Agreement at the Company's election if QSI did not pay approximately $500,000 in payables then owed to the Company by May 15, 1995.

   In April 1995, the Company and QSI entered into another letter agreement under which QSI agreed to forfeit and surrender the five year warrant to purchase 750,000 shares of the Company's common stock issued to QSI under the first Marketing Agreement described above. In addition, the $500,000 balance of the exclusivity fee provided for under the Master Agreement was reduced to $250,000 to be paid in 30 monthly installments of $8,333 each and the payment of the indebtedness to be paid under the letter agreement described in the preceding paragraph was revised to be the earlier of May 15, 1996, or the date of closing of a financing of QSI in an amount exceeding $1.5 million, whichever first occurs. Such indebtedness is to be evidenced by a promissory note, non payment of which is to constitute an event of termination under the Master Agreement.

   On May 21, 1996, the Company and QSI entered into another letter agreement extending the time by which the payments from QSI to the Company under the April 1995 letter agreement described above were to be made. Under the letter the payment of certain arrearages in the payment of the exclusivity fee was to be made not later than June 15, 1996, with the balance continuing to be payable by monthly payments of $8,333 and as provided in the May 1995 letter agreement. In addition the payment of the other indebtedness owed by QSI to the Company was to be paid by a payment of $25,000 at the time QSI obtained certain anticipated financing with the balance paid by monthly payments of $15,000 each. Default in QSI's timely payment of any of the amounts specified in the May 21, 1996 letter agreement was to cause the immediate termination of the Master Agreement and all rights granted to QSI thereunder.

   On April 9, 1997, the Company and QSI entered into another letter agreement revising the payment schedule set forth in the May 21, 1996 letter agreement applicable to the payment of the indebtedness owed to the Company by QSI other than the unpaid portion of the exclusivity fee. Under the revised schedule, the full amount of such indebtedness is to be paid by an initial payment of $125,000 on or before April 21, 1997, and a second payment of $200,000 upon the closing of a proposed financing in June 1997 or on January 1, 1998, whichever first occurs. The Company is also entitled to receive 15% of any other financing obtained by QSI in the interim as well as interest at the rate of 10% per annum on the unpaid amount of such indebtedness from July 1, 1997. The letter agreement also provides for the continuation of QSI's payment of the exclusivity fee in accordance with the earlier letter agreements as well as the payment of $11,108 by April 21, 1997, for headset products sold by the Company to QSI in 1996. In the event of a default in QSI's timely payment of any of the amounts specified in the April 9, 1997 letter agreement, the Company has the right to cause the termination of the Master Agreement and all rights granted by QSI thereunder upon 10 days notice of termination to QSI.

   As of February 27, 1998, QSI has paid all installments due and payable for the exclusivity fee and owes the Company $150,000 which was due on January 1, 1998 and is fully reserved, and other than as described above, owes no other amounts to the Company.

Other Parties

   The President and Chief Executive Officer, who is also a stockholder of the Company, receives an incentive bonus equal to 1% of the cash received by the Company upon the execution of agreements or other documentation evidencing transactions with unaffiliated parties. For the year ended December 31, 1997 approximately $243,000 was incurred in connection with this arrangement.

   During 1995, 1996 and 1997 the Company purchased $0.5 million, $0.6 million and $0.7 million, respectively, of products from its various manufacturing joint venture entities.


9.  Income Taxes

   The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred tax assets and liabilities are established for temporary differences between tax and financial reporting bases of assets and liabilities. A valuation allowance is established when the Company determines that it is more likely than not that a deferred tax asset will not be realized. The Company's temporary differences primarily result from depreciation related to machinery and equipment, compensation expense related to warrants, options and reserves. The adoption of the aforementioned accounting standard had no effect on previously reported results of operations.

   At December 31, 1997, the Company had available net operating loss carryforwards of approximately $76.9 million and research and development credit carryforwards of $1.3 million for federal income tax purposes which expire as follows:

                              (in thousands of dollars)
                          ----------------------------------
                                             Research and
                           Net Operating      Development
                Year          Losses            Credits
                ----      ----------------  ----------------
                1999            $     151         $       --
                2000                  129                 --
                2001                  787                 --
                2002                2,119                 --
                2003                1,974                 --
                2004                1,620                 --
                2005                3,870                141
                2006                1,823                192
                2007                6,866                118
                2008               13,456                321
                2009               16,293                413
                2010                9,386                 61
                2011                8,980                 67
                2012                9,457 (1)
                          ----------------   ----------------
                Total             $76,911             $1,313
                          ================   ================

   (1) Includes approximately $4.1 million net operating loss relating to NCT Audio Products, Inc.

   The Company's ability to utilize its net operating loss carryforwards may be subject to an annual limitation. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $1.4 million, $3.3 million and $3.0 million in 1995, 1996 and 1997, respectively.

   The types of temporary differences that give rise to significant portions of the deferred tax assets and the federal and state tax effect of those differences as well as federal net operating loss and research and development credit at December 31, 1996 and 1997 were as follows:

                                               (in thousands of dollars)
                                               -------------------------
                                                 1996           1997
                                               ---------     ----------
    Accounts receivable                        $    281      $     207
    Inventory                                       108            191
    Property and equipment                          187             68
    Accrued expenses                                243             69
    Stock compensation                            2,684          2,698
    Other                                           324            299
                                              ----------     ----------
       Total temporary differences             $  3,827      $   3,532
    Federal net operating losses                 22,903         26,149
    Federal research and development credits      1,246          1,313
                                              ----------     ----------
                                               $ 27,976      $  30,994
    Less: Valuation allowance                   (27,976)       (30,994)
                                              ----------     ----------
       Deferred taxes                          $      -      $       -
                                              ==========     ==========


10.  Litigation

   On or about June 15, 1995, Guido Valerio filed suit against the Company in the Tribunal of Milan, Milan, Italy. The suit requests the Court to award judgment in favor of Mr. Valerio as follows: (i) establish and declare that a proposed independent sales representation agreement submitted to Mr. Valerio by the Company and signed by Mr. Valerio but not executed by the Company was made and entered into between Mr. Valerio and the Company on June 30, 1992; (ii) declare that the Company is guilty of breach of contract and that the purported agreement was terminated by unilateral and illegitimate withdrawal by the Company; (iii) order the Company to pay Mr. Valerio $30,000 for certain amounts alleged to be owing to Mr. Valerio by the Company; (iv) order the Company to pay commissions to which Mr. Valerio would have been entitled if the Company had followed up on certain alleged contacts made by Mr. Valerio for an amount to be assessed by technicians and accountants from the Court Advisory Service; (v) order the Company to pay damages for the harm and losses sustained by Mr. Valerio in terms of loss of earnings and failure to receive due payment in an amount such as shall be determined following preliminary investigations and the assessment to be made by experts and accountants from the Court Advisory Service and in any event no less than 3 billion Lire ($18.9 million); and (vi) order the Company to pay damages for the harm done to Mr. Valerio's image for an amount such as the judge shall deem equitable and in case for no less than 500 million Lire ($3.1 million). The Company retained an Italian law firm as special litigation counsel to the Company in its defense of this suit. On March 6, 1996, the Company, through its Italian counsel, filed a brief of reply with the Tribunal of Milan setting forth the Company's position that: (i) the Civil Tribunal of Milan is not the proper venue for the suit, (ii) Mr. Valerio's claim is groundless since the parties never entered into an agreement, and (iii) because Mr. Valerio is not enrolled in the official Register of Agents, under applicable Italian law Mr. Valerio is not entitled to any compensation for his alleged activities. A preliminary hearing before the Tribunal was held on May 30, 1996, certain pretrial discovery has been completed and a hearing before a Discovery Judge was held on October 17, 1996. Submissions of the parties final pleadings were to be made in connection with the next hearing which was scheduled for April 3, 1997. On April 3, 1997, the Discovery Judge postponed this hearing to May 19, 1998, due to reorganization of all proceedings pending before the Tribunal of Milan. Management is of the opinion that the lawsuit is without merit and will contest it vigorously. In the opinion of management, after consultation with outside counsel, resolution of this suit should not have a material adverse effect on the Company's financial position or operations. However, in the event that the lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.

   On September 16, 1997, Ally Capital Corporation ("Ally") filed suit against the Company, John J. McCloy II, Michael J. Parrella, Jay M. Haft and Alistair J. Keith in the United States District Court for the District of Connecticut (the "District Court"). The complaint was not served on the Company until January 16, 1998, and has yet to be served on the individual defendants. The individual defendants are current and former officers and directors of the Company. The complaint alleges three (3) causes of action arising out of an agreement (the "Asset Purchase Agreement") which the Company entered into with another entity known as Active Noise and Vibration Technologies, Inc. ("ANVT") whereby the Company agreed to acquire ANVT's patented and unpatented intellectual property, the rights and obligations under a defined list of agreements between ANVT and twenty-one (21) other parties (the "Listed Parties") relating to existing or potential joint ventures, licensing and other business relationships, and certain items of office and laboratory equipment. For these assets, the Company paid ANVT two hundred thousand ($200,000.00) dollars and issued ANVT two million (2,000,000) shares of the Company's common stock. The Asset Purchase Agreement also provided ANVT with the right to certain contingent payments, to the extent the Company generated certain levels of revenue from joint venture, licensing or other contractual relationships with any of the Listed Parties. Plaintiff Ally is an unsecured creditor of ANVT and is not a party to the Asset Purchase Agreement; however, Ally asserts an interest to part of the consideration paid ANVT by virtue of an escrow agreement between ANVT and the escrow agent for the benefit of ANVT's secured and unsecured creditors. Ally purports to allege claims of fraud, negligent misrepresentation and a claim under the Connecticut Unfair Trade Practice Act based upon purported representations made to ANVT, not Ally. Thus, it is alleged that the Company misrepresented to ANVT the Company's financial condition, the number of shares it could issue and the value of the contingent payment rights under the Asset Purchase Agreement. In connection with the claims, Ally seeks compensatory damages in excess of one million two hundred thousand ($1,200,000.00) dollars, punitive damages and attorney fees. On March 4, 1998, the Company served its motion to dismiss the complaint pursuant to Federal Rule of Civil Procedure 12. The basis for the motion include: that the summons and complaint were not served for more than one hundred twenty (120) days after the complaint was filed, in violation of Federal Rule of Civil Procedure 4; that Ally lacks standing to bring its claims as they are based on purported representations made by the Company to ANVT, not Ally; that the claims are legally insufficient under Connecticut law; and that plaintiff has failed to join necessary parties, ANVT and the escrow agent. As no discovery has taken place, the Company is unable to assess the likelihood of an adverse result. Management, however, believes it has meritorious defenses and intends a vigorous defense of this lawsuit. However, in the event this lawsuit does result in a substantial final judgment against the Company, said judgment could have a severe material effect on quarterly or annual operating results.


11.  Commitments and Contingencies

   The Company is obligated for minimum annual rentals (net of sublease income) under operating leases for offices, warehouse space and laboratory space, expiring through April 2007 with various renewal options, as follows:

                                          (in thousands
                                           of dollars)
                 ----------------------  ----------------
                      Year Ending
                      December 31,           Amount
                 ----------------------  ----------------
                         1998                    $   436
                         1999                        437
                         2000                        296
                         2001                         77
                         2002                         63
                      Thereafter                     266
                                         ================
                         Total                    $1,575
                                         ================

   Rent expense (net of sublease income) was $0.8 million, $0.6 million and $0.4 million for each of the three years ended December 31, 1995, 1996 and 1997, respectively. During 1995, rent expense was paid, in part, through the issuance of common stock (see Note 6).

   In April, 1996, the Company established the Noise Cancellation Employee Benefit Plan (the "Benefit Plan") which provides, among other coverage, certain health care benefits to employees and directors of the Company's United States operations. The Company administers this modified self insured Benefit Plan through a commercial third party administrative health care provider. The Company's maximum aggregate benefit exposure in each Benefit Plan fiscal year is limited to $1.0 million while combined individual and family benefit exposure in each Benefit Plan fiscal year is limited to $35,000. Benefit claims in excess of the above mentioned individual or the maximum aggregate stop loss are covered by a commercial third party insurance provider to which the Company pays a nominal premium for the subject stop loss coverage. The Company records benefit claim expense in the period in which the benefit claim is incurred. As of February 27, 1998, the Company was not aware of any material benefit claim liability.

   On September 16, 1994, the Company acquired the patents, technology, other intellectual property and certain related tangible assets of ANVT. In addition, ANVT is entitled to a future contingent earn-out based on revenues generated by the ANVT contracts assigned to the Company as well as certain types of agreements to be entered into by the Company with parties previously having a business relationship with ANVT. Future contingent payments, if any, will be charged against the associated revenues. As of the period ended December 31, 1997, no such contingent earn-out or payments were due ANVT.

12.  Information on Business Segments

   The Company operates in only one business segment, specifically engaged in the design, development, production and distribution of electronic systems that actively reduce noise and vibration. The Company's worldwide activities consist of operations in the United States, Europe and Japan. Revenue, (income) loss and identifiable assets by geographic area are as follows:

                                  (in thousands of dollars)
                                         December 31,
                           -----------------------------------------
                              1995           1996          1997
                           ------------   ------------  ------------
    Revenues
       United States            $6,095         $2,674        $2,089
       Europe                    4,065            480         3,270
       Far East                    306             10           359
                           ------------   ------------  ------------
            Total              $10,466         $3,164        $5,718
                           ============   ============  ============
    Net (Income) Loss
       United States            $3,761         $9,752        $9,211
       Europe                     (36)            912           411
       Far East                    343            161           226
                           ------------   ------------  ------------
          Total                 $4,068        $10,825        $9,848
                           ============   ============  ============
    Identifiable Assets
        United States           $8,997         $5,366       $17,060
        Europe                     586            515           301
                           ------------   ------------  ------------
           Total                $9,583         $5,881       $17,361
                           ============   ============  ============

                 (Richard A. Eisner & Company, LLP Letterhead)
                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of
  Noise Cancellation Technologies, Inc.

   We have audited the accompanying consolidated balance sheets of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1996 and
December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995, 1996 and 1997 financial statements of the Company's two foreign subsidiaries. These subsidiaries accounted for revenues of approximately $1,200,000, $407,000 and $67,000 for the years ended December 31, 1995, 1996 and
1997, respectively, and assets of approximately $586,000, $515,000 and $301,000 at December 31, 1995, 1996 and 1997, respectively. These statements were audited by other auditors whose reports have been furnished to us, one of which contained a reference to its dependence on the parent for continued financial support. Our opinion, insofar as it relates to the amounts included for these entities, is based solely on the reports of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the reports of the other auditors, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Noise Cancellation Technologies, Inc. and subsidiaries as at December 31, 1996 and 1997 and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not been able to generate sufficient cash flow from operating activities to sustain its operations and since it has incurred net losses since inception, it has been and continues to be dependent on equity financing, joint venture arrangements to support its business efforts. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RICHARD A. EISNER & COMPANY, LLP
New York, New York
February 27, 1998

Stock Market Information

      The Company's common stock is currently traded on the NASDAQ National Market System under the symbol "NCTI". High and low last sale information for 1997 and 1996 for the common stock for specified quarterly periods is set forth below:

                            1997                         1996
                  -------------------------    -------------------------
                      HIGH        LOW              HIGH        LOW
                  -------------------------    -------------------------
1st Quarter           29/32       3/8               7/8       17/32
2nd Quarter           15/32       7/32           1  5/32      21/32
3rd Quarter         1  1/8        7/32             15/16       5/8
4th Quarter         2  1/32       9/16             11/16      11/32

                            Corporate Information


Officers                                   Directors

Jay M. Haft                                Jay M. Haft*
Chairman of the Board                      Chairman of the Board

Michael J. Parrella                        Michael J. Parrella
President and Chief Executive Officer      President

Cy E. Hammond                              John J. McCloy II**
Senior Vice President and
Chief Financial Officer                    Sam Oolie

Irene Lebovics                             Morton Salkind
Senior Vice President
                                           Stephan Carlquist
John B. Horton
Senior Vice President,
General Counsel and Secretary

Michael A. Hayes, Ph. D.
Senior Vice President and                 *   Chairman, Compensation Committee
Chief Technical Officer                   **  Chairman, Audit Committee